Exhibit 10.19

Execution Version

CONTRIBUTION AGREEMENT

by and among

AIAI Holdings Corporation, as the Company,

C.C. Carlton Industries, Ltd,

The Persons Listed Herein, as the Contributors

and

C. Craig Carlton, as the Contributors’ Representative

January 23, 2026

ii

iii

Annexes and Exhibits

Annex I	Certain Defined Terms	I-1
Annex II	Additional Acquisitions	Annex II
Exhibit A	Form of Lock-Up Agreement	Exhibit A

iv

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of January 23, 2026, is by and among AIAI Holdings Corporation, a Delaware corporation (the “Company”), and C.C. Carlton Industries, Ltd, a Texas limited partnership (“CCCI”), the Persons listed on the signature pages to this Agreement (collectively, the “Contributors”), and C. Craig Carlton, as the Contributors’ Representative. The Company, CCCI and the Contributors are referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, the Company has filed a Registration Statement with the SEC to permit the Direct Listing of shares of its Common Stock;

WHEREAS, prior to the Direct Listing, the Company intends to enter into agreements with each of the target companies identified on Annex II (as may be updated upon mutual agreement of the Parties prior to Closing, the “Target Companies” and each a “Target Company”) providing for the Company’s acquisition of all or substantially all of the equity of each such Target Company (the “Additional Acquisitions”);

WHEREAS, the Contributors own all of the issued and outstanding Equity Interests of CCCI;

WHEREAS, prior to the Closing, CCCI shall convert from a Texas limited partnership to a Texas limited liability company (the “CCCI Conversion”);

WHEREAS, at Closing, the Contributors desire to contribute to the Company all of their Equity Interests in CCCI (the “Acquired Interests”), and the Company desires to (i) on behalf of the Contributors, repay certain CCCI Indebtedness and Transaction Expenses, and (ii) issue to the Contributors shares of Common Stock, in a tax-deferred exchange intended to constitute a transfer pursuant to Section 351(a) of the Code, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, as a material inducement to CCCI to enter into this Agreement, C. Craig Carlton (“Carlton”) shall enter into an employment agreement with CCCI (the “Key Employee Documentation”), effective as of the Closing.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

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Article I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Annex I.

Section 1.2 Other Capitalized Terms. The following capitalized terms are defined on the pages of this Agreement indicated below:

Acquisition Per Share Value	3
Acquisition Shares	3
Agreement	1
Closing	7
Closing Date	7
Company	1
Company Closing Deliverables	8
Company Employees	15
Company Financial Statements	12, 20
Company Indemnified Parties	36
Company Interim Financial Statements	11
Company Latest Balance Sheet	11
Company Leased Property	13, 22
Company Licensed Intellectual Property	15, 23
Company Licenses	13, 22
Company Material Contracts	12, 21
Company Owned Intellectual Property	15, 23
Company Pro Forma Financial Statements	20
Company Real Property Lease	13, 22
Company Year-End Financial Statements	11
Drop Dead Date	37
Final Adjusted Purchase Price	6
Final Cash	6
Final Company Indebtedness	6
Indemnified Party	36
Indemnifying Party	36
Lock-Up Agreement	8
Nasdaq Listing Application	26
Party	1
PCAOB	29
PCAOB Audit Firm	29
Seller	1
Seller Closing Deliverables	8
Seller Indemnified Parties	34
Sellers’ Representative	42

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ARTICLE II

CONTRIBUTION OF EQUITY INTERESTS

Section 2.1 Contributions.

(a) The terms and subject to the conditions set forth in this Agreement, at the Closing, the Contributors shall contribute, assign, transfer, and convey to the Company, and the Company shall acquire from the Contributors, the Acquired Interests, free and clear of any Liens (other than Permitted Liens). As consideration for the Acquired Interests, the Company shall issue to each Contributor a number of shares of Common Stock (the “Acquisition Shares”) equal to (a) the Final Adjusted Purchase Price (as determined pursuant to this Article II), divided by (b) an agreed upon per share value of $20.00 (the “Acquisition Per Share Value”), multiplied by (c) such Contributor’s Pro Rata Portion. In the event that the opening public offering price per share of Common Stock in the Direct Listing (the “Initial Offering Price”) is less than the Acquisition Per Share Value, the Company shall issue to the Contributors, on a pro rata basis, such additional number of shares of Common Stock, valued at the Initial Offering Price, so that the total number of shares of Common Stock issued to the Contributors hereunder shall equal the Final Adjusted Purchase Price, valued at the Initial Offering Price, provided that such additional shares shall be issued not later than 30 days following the Closing Date and shall not be registered for resale under the Registration Statement.

(b) The Acquisition Shares shall be allocated to and registered in the names of the Contributors in book entry form in accordance with their Pro Rata Portion.

Section 2.2 Estimated Adjusted Purchase Price. Not later than fifteen (15) days prior to the Closing Date, CCCI shall have prepared and delivered to the Company a written statement (the “Estimated Closing Statement”) setting forth CCCI’s good faith estimate of (a) Cash of CCCI as of the Effective Time (“Estimated Cash”) and (b) CCCI Indebtedness as of the Effective Time (“Estimated CCCI Indebtedness”), in each case, with reasonable supporting documentation, together with a calculation of the Adjusted Purchase Price based on such estimates (the “Estimated Adjusted Purchase Price”).

Section 2.3 Holdback Amounts. Upon the Closing, the Company will hold back from the Acquisition Shares (a) the Adjustment Holdback Amount for purposes of satisfying, and to establish a procedure for the satisfaction of, any claims by the Company for payment of any post-Closing purchase price adjustment in favor of the Company as set forth in Section 2.4 and (b) the Indemnity Holdback Amount for purposes of satisfying any claims for indemnification by any Company Indemnified Person in accordance with Article IX. Subject to the Company’s right to permanently retain all or a portion of the Adjustment Holdback Amount in satisfaction of any post-Closing purchase price adjustment in favor of payment to the Company in accordance with Section 2.4, once the Final Adjusted Purchase Price is finally determined in accordance with Section 2.4, the balance of the Adjustment Holdback Amount will be released and distributed the Contributors in accordance with such Contributor’s Pro Rata Portion. Subject to the Company’s right to permanently retain all or a portion of the Indemnity Holdback Amount for any the Company Indemnified Party’s claim for Damages subject to indemnification pursuant to Article IX, as of the date that is the one-year anniversary of the Closing Date (the “Indemnity Holdback Expiration Date”), any remaining Indemnity Holdback Amount (other than amounts being permanently retained by the Company in connection with satisfying any Damages or retained pending resolution of any potential unsatisfied claims for Damages in accordance with Article IX) shall be distributed to the Contributors in accordance with such Contributor’s Pro Rata Portion in accordance with Section 9.3.

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Section 2.4 Post-Closing Purchase Price Determination.

(a) Within sixty (60) days following the Closing, the Company will, in accordance with the terms of this Section 2.4, prepare or cause to be prepared and deliver a written statement (the “Final Closing Statement”) to the Contributors’ Representative setting forth the Company’s good faith calculation of the actual (i) Cash of CCCI as of the Effective Time, and (ii) CCCI Indebtedness as of the Effective Time, in each case, with reasonable supporting documentation, together with a calculation of the Adjusted Purchase Price in accordance with the terms of this Agreement based on such amounts. The purpose of the purchase price adjustment set forth in this Section 2.4 is solely to measure any difference between (1) the Final Cash and the Estimated Cash and (2) the Final CCCI Indebtedness and the Estimated CCCI Indebtedness, determined on the same accounting basis consistently applied. The calculation of the purchase price adjustment as set forth in this Section 2.4 does not permit the introduction of different accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, assumptions, techniques, or estimation methodologies. If the Company fails to timely deliver the Final Closing Statement in accordance with this Section 2.4(a), then the Contributors’ Representative may, at its election (X) treat the Estimated Closing Statement and the calculations set forth therein as final and binding on the Parties for purposes of finally determining the Final Adjusted Purchase Price pursuant to this Section 2.4 or (Y) treat the Estimated Closing Statement as the Final Closing Statement delivered by the Company pursuant to this Section 2.4, in which case the Contributors’ Representative will be entitled to all dispute and other rights set forth in this Section 2.4 with respect thereto.

(b) Review of Final Closing Statement; Objection.

(i) The Contributors’ Representative shall have thirty (30) days from the date of receipt of the Final Closing Statement (the “Review Period”) to review the computations of Cash, CCCI Indebtedness, and Adjusted Purchase Price reflected on the Final Closing Statement, provided that such Review Period shall toll for any number of days during which the Company fails to provide reasonable access to information as further described in this Section 2.4(b). In connection with such review, the Company will make available to the Contributors’ Representative and its Representatives, upon reasonable advance notice and during normal business hours, without any undue interruption to the operations of any of CCCI, the Company or their respective controlled Affiliates, (A) the books, records, and supporting data primarily used in connection with the preparation of the Final Closing Statement (including work papers, schedules, memoranda and other documents) and (B) the Company’s Representatives responsible for, or otherwise involved in, the preparation of the Final Closing Statement in order to respond to any question of the Contributors’ Representative, its Representatives or their auditors may have relating thereto. If the Contributors’ Representative disagrees with the Company’s calculation of Cash or CCCI Indebtedness, the Contributors’ Representative shall deliver written notice (an “Objection Notice”) of such disagreement to the Company on or before the end of the Review Period. Such Objection Notice shall set forth in reasonable detail the Contributors’ Representative’s positions and include its calculation of any disputed item, which shall be based solely on mathematical errors, or inconsistencies with the definition and methodologies or terms and conditions set forth herein. The Contributors shall be deemed to have agreed with all items and amounts in the Final Closing Statement not specifically referenced in an Objection Notice provided prior to the end of the Review Period. If the Company does not receive an Objection Notice prior to the end of the Review Period, the Final Closing Statement shall be final, conclusive and binding upon the Parties, and shall not be subject to further appeal or dispute. If the Contributors’ Representative timely delivers an Objection Notice to the Company, the Company and the Contributors’ Representative will endeavor in good faith to resolve in writing any disagreements noted in the Objection Notice as soon as practicable after the delivery of such notice. Any items in dispute that are resolved in writing between the Contributors’ Representative and the Company within thirty (30) days following receipt by the Company of an Objection Notice shall be final, conclusive and binding on the Parties for all purposes hereunder and shall not be subject to further appeal or dispute.

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(ii) If the Company and the Contributors’ Representative do not obtain a final resolution within thirty (30) days after the Company has received the Objection Notice, then they shall, within five Business Days thereafter, commence the process to jointly retain a public accounting firm with no connection to CCCI or the Company (the “Firm”) (or if such firm is unable to serve, the Company and the Contributors’ Representative shall, within five Business Days thereafter, jointly retain another nationally recognized independent public accounting firm mutually acceptable to the Company and the Contributors’ Representative that is not the independent auditor of any of the Company, CCCI or any Contributor to act as the Firm for purposes of this Agreement), solely in accordance with the terms of this Agreement, to resolve any remaining disagreements. In connection with engaging the Firm, each of the Company and the Contributors agree, if requested by the Firm, to work with the Firm to negotiate and execute an engagement letter on terms reasonably satisfactory to the Contributors’ Representative and the Company. The Company, the Contributors’ Representative and their respective Representatives will cooperate in good faith on a reasonable basis with the Firm during its resolution of any remaining disagreements. The Firm will consider only those items and amounts set forth in the Objection Notice that the Company, on the one hand, and the Contributor Representative, on the other hand, are unable to resolve. The Firm shall serve solely as an expert and not as an arbitrator in determining a resolution. In resolving any such disputed item, the Firm may not assign a value to any such item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party. If the Company, the Contributors’ Representative or any of their respective Representatives submits any materials to the Firm, a copy of such materials shall be simultaneously delivered to the other Party.

(iii) Except as otherwise specified herein, the scope of the disputes to be determined by the Firm is limited to whether the calculations of Cash and CCCI Indebtedness were done in a manner consistent with this Agreement, including the definitions herein, and whether there were mathematical errors in the calculation of Cash, CCCI Indebtedness, and Adjusted Purchase Price contained therein, and the Firm is not to make any other determination unless jointly requested in writing by the Contributors’ Representative and the Company. The Firm’s determination of Cash, CCCI Indebtedness, and Adjusted Purchase Price, including each of the components thereof, shall be based solely on written materials submitted by the Company, the Contributors’ Representative and their respective Representatives (i.e., not on independent review), the applicable provisions of this Agreement, including the definitions herein, the Final Closing Statement and the Objection Notice.

(iv) The fees and disbursements of the Firm shall be allocated between the Company, on the one hand, and the Contributors (severally in proportion to their respective Pro Rata Portions), on the other hand, so that the amount of fees and expenses paid by the Contributors (with the remainder of such amount being paid by the Company) shall be equal to the product of (A) the aggregate amount of such fees and expenses and (B) a fraction, the numerator of which is the total amount in dispute that is ultimately unsuccessfully disputed by the Contributors’ Representative (as determined by the Firm) and the denominator of which is the total amount in dispute. For example, should the amount of the items in dispute total $1,000 and the Firm awards $600 in favor of the Contributors’ position, 60% of the costs of its review would be borne by the Company and 40% of the costs would be borne by the Contributors. The Firm shall act as accounting expert, and not as an arbitrator, and any and all determinations by the Firm shall be made in strict accordance with the terms of this Agreement, without regard to principles of equity. The determination of the Firm as to any disputed matters shall be set forth in a written report of award delivered to the Company and the Contributors’ Representative within thirty (30) days of the Firm’s appointment, and shall be deemed final, conclusive and binding on the Parties absent manifest error or fraud, and shall not be subject to further appeal or dispute. The Parties agree that the procedure set forth in this Section 2.4 for resolving disputes with respect to the Final Closing Statement shall be the sole and exclusive method for resolving any such disputes. The Parties agree that judgment may be entered upon the written report of award of the Firm in any court having jurisdiction pursuant to Section 11.9.

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(c) Final and Binding Determination.

(i) The Cash, CCCI Indebtedness, and Adjusted Purchase Price, as agreed to by the Company and the Contributors’ Representative pursuant to Section 2.4(b)(i) or as determined by the Firm pursuant to Section 2.4(b)(ii), as applicable, shall be deemed the “Final Cash,” “Final CCCI Indebtedness,” and “Final Adjusted Purchase Price.”

(ii) No later than the fifth (5th) Business Day following the completion of the calculation of the Final Cash and Final CCCI Indebtedness in accordance with this Section 2.4, the Final Adjusted Purchase Price shall be calculated and the following payments shall be made:

(A) If the Final Adjusted Purchase Price is greater than the Estimated Adjusted Purchase Price, then the Company shall issue a number of additional Acquisition Shares to the Contributors in accordance with their respective Pro Rata Portions, with the aggregate number of additional Acquisition Shares equaling (a) the Adjustment Holdback Amount, plus (b) (I) the amount by which the Final Adjusted Purchase Price exceeds the Estimated Adjusted Purchase Price divided by (II) the Initial Offering Price.

(B) If the Final Adjusted Purchase Price is less than the Estimated Adjusted Purchase Price (such shortfall, the “Adjustment Shortfall”), then the Company shall issue a number of additional Acquisition Shares to the Contributors in accordance with their respective Pro Rata Portions, with the aggregate number of additional Acquisition Shares equaling the difference of (a) the Adjustment Holdback Amount minus (b) (I) the Adjustment Shortfall divided by (II) the Initial Offering Price. If the amount of (a) the Adjustment Shortfall divided by (b) the Initial Offering Price exceeds the Adjustment Holdback Amount, the Company shall issue no additional Acquisition Shares. The Company acknowledges that provisions of this Section 2.4(b)(iv) shall provide the Company’s sole recourse with respect to any Adjustment Shortfalls, and that in no event shall any Contributor be liable to pay any amounts to the Company under the provisions of this Section 2.4.

(C) If the Final Adjusted Purchase Price is equal to the Estimated Adjusted Purchase Price, then the Company shall issue the Adjustment Holdback Amount to the Contributors in accordance with their respective Pro Rata Portions.

(iii) Any payments made pursuant to this Section 2.4(c) shall be treated as an adjustment of the Adjusted Purchase Price for applicable Tax purposes and shall be treated as such by the Parties on their Tax Returns, except as otherwise required by applicable Law.

(d) The Company and the Contributors acknowledge and agree that the Acquisition Shares will be registered for public resale by Contributors under the Registration Statement, subject to the terms and conditions of the Lock-Up Agreement.

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Section 2.5 Tax Treatment. The Parties acknowledge and agree that the Transactions, taken together with the Additional Acquisitions, all of which are made as part of the same plan, are intended to qualify as a tax-deferred exchange under Section 351(a) of the Code (the “Intended Tax Treatment”). The Company and Contributors each intend that, immediately after the exchange, the Contributors will, together as a group with other transferors in the Additional Acquisitions, be in control of the Company within the meaning of Section 368(c) of the Code, which requires ownership of at least 80% of the voting stock and 80% of all other classes of stock. No Party shall take any action inconsistent with the foregoing or that might otherwise reasonably be expected to jeopardize the Intended Tax Treatment. The Parties agree to file all Tax Returns and take all Tax positions in a manner consistent with such intent unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code. The Parties hereby agree to file and retain such information as shall be required by Section 1.351-3 of the Treasury Regulations. Furthermore, the Parties shall consult with their respective tax advisors to ensure that all actions taken in connection with the Transactions comply with the requirements of Section 351 of Code. The Company shall promptly notify the Contributors prior to the Closing if it becomes aware of any fact that might cause the Transactions to fail to qualify for the Intended Tax Treatment.

ARTICLE III

CLOSING MATTERS

Section 3.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will occur no later than the Business Day on which all of the conditions to Closing set forth in Section 3.5 have been satisfied, other than conditions that, by their nature, must be satisfied at the Closing (such date, the “Closing Date”), by electronic mail or other electronic transmission or at such place and time as the Parties may mutually agree. All deliveries by one Party to any other Party at the Closing will be deemed to have occurred simultaneously as of the Closing Date and, unless the Contributors’ Representative and the Company otherwise agree, none will be effective unless and until all such deliveries have occurred.

Section 3.2 Repayment/Assumption of CCCI Indebtedness; Reimbursement and Payment of Transaction Expenses.

(a) The Company, on behalf of CCCI, any Contributor, or any Affiliate thereof, shall, at the Company’s option, (i) not later than 45 days following the Closing pay or cause to be paid or (ii) effective upon the Closing assume, in either case with a corresponding release of all Contributors or any of their Affiliates as guarantors of the Estimated CCCI Indebtedness (including Carlton), with any payment to be made by wire transfer of immediately available funds in the amounts and to the Persons set forth in the Estimated Closing Statement. Notwithstanding the foregoing, if the Company elects to repay, or cause to be repaid, the Estimated CCCI Indebtedness following the Closing in accordance with clause (i) above, then the Company shall use commercially reasonable efforts to remove Carlton as a personal guarantor of any Estimated CCCI Indebtedness.

(b) In addition, upon the Closing, the Company shall (A) reimburse Contributors for all Transaction Expenses incurred and previously paid by CCCI or Contributors and (B) pay or cause to be paid all incurred and unpaid Transaction Expenses, by wire transfer of immediately available funds to the accounts specified in writing by CCCI or the Contributors (with reasonably acceptable supporting documentation), such amounts not to exceed the Transaction Expense Maximum Reimbursement Amount in the aggregate.

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Section 3.3 Contributor Closing Deliverables. At the Closing, the Contributors shall deliver or cause to be delivered to the Company (collectively, the “Contributor Closing Deliverables”):

(a) contributions of membership interest for the Acquired Interest, in form and substance reasonably satisfactory to the Parties, duly executed by each Contributor;

(b) a certificate for CCCI, dated no more than fifteen (15) days prior to the Closing Date, from the applicable Governmental Authority in its jurisdiction of organization to the effect that CCCI validly exists and is in good standing in such jurisdiction;

(c) a certificate from a duly authorized officer of CCCI (i) authenticating CCCI’s Governing Documents; (ii) attaching all requisite resolutions or actions of CCCI’s managing body approving the execution, delivery, and performance of the Transaction Documents and the consummation of the Transactions, and certifying that such resolutions or actions were duly adopted, have not been amended, modified, or rescinded, and remain in full force and effect as of the Closing; (iii) certifying to the accuracy of the representations and warranties of CCCI as required under Section 3.5(a)(i); (iv) certifying to the performance of the covenants and obligations to be performed by CCCI and Contributors on or prior to the Closing as required under Section 3.5(a)(ii); and (v) attesting to the authority and incumbency of, and authenticating the signatures of, any Person executing the Transaction Documents on behalf of CCCI, duly executed by an authorized officer of CCCI;

(d) a duly executed IRS Form W-9 of each Contributor;

(e) as requested by the Company, written resignations of each director, manager and/or general partner of CCCI, in form and substance acceptable to the Company, effective as of the Closing Date and duly executed by the applicable Person;

(f) a lockup agreement with respect to the Acquisition Shares, in the form attached hereto as Exhibit A (the “Lock-Up Agreement”), duly executed by each Contributor;

(g) the Key Employee Documentation, duly executed by each of CCCI and C. Craig Carlton; and

(h) the Bonding Agreement.

Section 3.4 Company Closing Deliverables. At the Closing, the Company shall deliver or cause to be delivered to Contributors (collectively, the “Company Closing Deliverables”):

(a) Acquisition Shares in an amount equal to the Estimated Adjusted Purchase Price divided by the Acquisition Per Share Value, together with evidence acceptable to Contributors that Contributors hold, beneficially and of record, all of such Acquisition Shares;

(b) a certificate for the Company, dated no more than fifteen (15) days prior to the Closing Date, from the applicable Governmental Authority in its jurisdiction of organization to the effect that the Company validly exists and is in good standing in such jurisdiction;

(c) a certificate from a duly authorized officer of the Company (i) attaching all requisite resolutions or actions of the Company’s equity holders and board of directors approving the execution, delivery, and performance of the Transaction Documents and the consummation of the Transactions, and certifying that such resolutions or actions were duly adopted, have not been amended, modified, or rescinded, and remain in full force and effect as of the Closing; (ii) certifying to the accuracy of the representations and warranties of the Company as required under Section 3.5(b)(i); (iii) certifying to the performance of the covenants and obligations to be performed by the Company prior to the Closing as required under Section 3.5(b)(ii); and (iv) attesting to the authority and incumbency of, and authenticating the signatures of, any Person executing the Transaction Documents on behalf of the Company, duly executed by an authorized officer of the Company;

(d) the Lock-Up Agreements, duly executed by the Company;

(e) the Bonding Agreement; and

(f) in accordance with Section 7.12, the Closing Capital Contribution.

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Section 3.5 Conditions to Closing.

(a) The obligation of the Company to consummate the Transactions is subject to the satisfaction of the following conditions at or prior to the Closing (unless otherwise waived by the Company):

(i) each of the representations and warranties of CCCI in Article IV and each Contributor in Article V must be true and correct in all material respects (except that any such representation or warranty expressly qualified by “materiality,” “Material Adverse Effect”, or similar qualifier must be true and correct in all respects) as of the Closing (or, if any such representation or warranty is made as of a specified date, as of such date only);

(ii) the Contributors and CCCI must have complied in all material respects with the covenants and obligations applicable to Contributors and CCCI contained in this Agreement that are required to be performed or complied with on or before the Closing Date;

(iii) no CCCI Material Adverse Effect shall have occurred;

(iv) the Contributors’ Representative must have delivered or caused to be delivered all of the Contributor Closing Deliverables to the Company;

(v) there must be no enactment, issuance, promulgation, enforcement, or entry of any Order in effect as of the Closing that makes the Transactions illegal or otherwise prohibits the consummation of the Closing;

(vi) the waiting period under the Antitrust Laws applicable to the Transactions must have expired or been terminated, if applicable; and

(vii) the Company has filed, and received evidence of acceptance by the SEC of, the acceleration request seeking the effectiveness of the Registration Statement.

(b) The obligation of the Contributors to consummate the Transactions is subject to the satisfaction of the following conditions at or prior to the Closing (unless otherwise waived by the Contributors’ Representative):

(i) each of the representations and warranties of the Company in Article VI must be true and correct in all material respects (except that any such representation or warranty expressly qualified by “materiality,” “Material Adverse Effect”, or similar qualifier must be true and correct in all respects) as of the Closing (or, if any such representation or warranty is made as of a specified date, as of such date only);

(ii) the Company must have duly performed and complied in all material respects with the covenants and obligations applicable to the Company contained in this Agreement that are required to be performed or complied with on or before the Closing Date;

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(iii) the Company must have delivered or caused to be delivered all of the Company Closing Deliverables to the Contributors’ Representative;

(iv) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of the Closing or causing any of the transactions contemplated hereunder to be rescinded following Closing;

(v) the filings of the Company pursuant to any Antitrust Laws, if any, shall have been made and the applicable waiting period and any extensions thereof (including any agreements not to consummate the transactions contemplated by this Agreement with any Governmental Authority entered into in accordance with this Agreement) shall have expired or been terminated;

(vi) no Company Material Adverse Effect shall have occurred;

(vii) the Company must have received and provided Contributors evidence that the Registration Statement has been declared effective by the SEC and remains effective through the consummation of the Direct Listing;

(viii) the Company must provide evidence reasonably satisfactory to the Contributors’ Representative, in its sole discretion, that each of the Additional Acquisitions has been or will be consummated as of the Closing Date;

(ix) the Company and Messier 42 LLC, a Delaware limited liability company (“M42”), shall have entered into an exclusive, perpetual, worldwide license agreement with respect to all of M42’s artificial intelligence technology (including its psychometric artificial intelligence platform), which shall be sublicensable on a royalty-free, fully paid up basis to CCCI;

(x) Equity Interests of M42, representing not more than 18.5% of the value of the assets of the Company on a pro forma basis, shall have been contributed by the holders thereof to the Company in exchange for shares of Common Stock or prior to the Closing; and

(xi) The New Bond Company shall have been selected, and the Contributors’ Representative shall have received evidence from the New Bond Company that it shall be able to insure CCCI’s ongoing obligations immediately on the Closing.

Article IV
REPRESENTATIONS AND WARRANTIES OF CCCI

Subject to the disclosures set forth in CCCI Disclosure Letter, CCCI hereby represents and warrants to the Company as follows as of the date of this Agreement (unless specified otherwise below):

Section 4.1 Organization. CCCI has been duly formed and is validly existing and in good standing under the Laws of its jurisdiction of organization. CCCI has the requisite power and authority to own and lease its assets and properties and to conduct the Business as it is now being conducted. CCCI is duly licensed or qualified and in good standing in all jurisdictions where it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not result in a CCCI Material Adverse Effect. CCCI has made available to the Company a complete and accurate list of all jurisdictions where CCCI is so licensed or qualified.

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Section 4.2 Due Authorization. CCCI has all requisite power and authority to execute and deliver each Transaction Document to which CCCI is or will be a party and to consummate the Transactions. Each Transaction Document to which CCCI is a party has been duly and validly executed and delivered by CCCI and constitutes a legal, valid, and (assuming the due authorization, execution, and delivery by each other party thereto) binding obligation of CCCI, enforceable against CCCI in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 No Conflict. The execution and delivery by CCCI of the Transaction Documents to which CCCI is a party and the consummation of the Transactions by CCCI will not (a) breach, result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach of or default under, or accelerate the performance required, in each case, in any material respect, or result in the termination of or give any Person the right to terminate, any CCCI Material Contract; (b) breach, result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach of or default under, in each case, in any material respect, any applicable Law or Order binding upon or applicable to CCCI; (c) violate or conflict with the Governing Documents of CCCI; or (d) result in the creation or imposition of any Lien (other than Permitted Liens), with or without notice or lapse of time or both, on any assets of CCCI.

Section 4.4 Third-Party Consents. Except as required under the Antitrust Laws, no notice to, consent of, or filings with any Governmental Authority or other Person is required by CCCI with respect to the execution or delivery of any Transaction Document or the consummation of the Transactions, except where the failure to obtain any such consent or make any such filing would not reasonably be expected to result in a CCCI Material Adverse Effect.

Section 4.5 Actions and Orders. There are no pending or, to the Knowledge of CCCI, threatened Actions by any Person or before or by any Governmental Authority against CCCI or that prohibits or otherwise restricts, in any material respect, the ability of CCCI to consummate the Transactions. There is no Order to which CCCI is subject or bound other than rules promulgated by a Governmental Authority of general applicability. There is no Order to which CCCI is subject or bound that prohibits or otherwise restricts the ability of Contributor to consummate the Transactions.

Section 4.6 Capitalization. CCCI has made available to the Company complete and accurate copies of the Governing Documents of CCCI and a complete and accurate list of all of the issued and outstanding Equity Interests of CCCI as of the date of this Agreement. Contributors own all of the issued and outstanding Equity Interests of CCCI as of the date of this Agreement. No Person has any right of first offer, right of first refusal, or preemptive right in connection with any future offer, sale, or issuance of Equity Interests of CCCI. CCCI (a) does not have any subsidiaries or own Equity Interests of any other Person, (b) does not have any obligation to invest in, or make a capital contribution to, any Person, and (c) does not otherwise control any other Person.

Section 4.7 Financial Statements. CCCI has made available to the Company complete and accurate copies of (a) the audited balance sheet of CCCI as of December 31, 2024, together with the related statements of income of CCCI for the 12-month period then ended (the “CCCI Year-End Financial Statements”) and (b) the unaudited, balance sheet of CCCI as of March 31, 2025 (the “CCCI Latest Balance Sheet”) and the related statement of income of CCCI for the three-month period then ended (the “CCCI Interim Financial Statements” and, together with CCCI Latest Balance Sheet and the CCCI Year-End Financial Statements, the “CCCI Financial Statements”). The CCCI Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial position of CCCI as of the respective dates they were prepared and the results of operations of CCCI for the periods indicated, subject to the absence of notes and, in the case of CCCI Interim Financial Statements only, year-end adjustments.

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Section 4.8 No Undisclosed Liabilities. CCCI does not have any Liability of a type required to be reflected on a balance sheet prepared in accordance with GAAP other than (a) those adequately reflected or reserved against CCCI Latest Balance Sheet, (b) those incurred in the Ordinary Course since the date of CCCI Latest Balance Sheet, (c) those that would not result in a CCCI Material Adverse Effect or (d) bid, payment, maintenance, and performance bonds or similar instruments obtained or maintained by CCCI in the Ordinary Course of Business to secure CCCI’s performance of its obligations to its customers, which do not individually or in the aggregate result in a the Company Material Adverse Effect.

Section 4.9 No CCCI Material Adverse Effect. Since the date of CCCI Latest Balance Sheet, no CCCI Material Adverse Effect has occurred and is continuing.

Section 4.10 CCCI Material Contracts.

(a) CCCI has made available to the Company copies of all Contracts (including all amendments or modifications thereto) as of July 15, 2025, to which CCCI is a party that falls within any of the following categories (collectively, the “CCCI Material Contracts”):

(i) any Contract for goods or services that involves, or that is expected to involve, payments to CCCI of more than $2,500,000 per annum other than subcontracts and purchase orders (including equipment purchase orders) entered into by CCCI in the Ordinary Course of Business;

(ii) any Contract for goods or services that involves, or that is expected to involve, payments by CCCI of more than $2,500,000 per annum;

(iii) any Contract relating to Indebtedness owed by CCCI;

(iv) any Contract under which CCCI would incur any change-in-control payment or similar compensation obligations to its current or former CCCI Service Providers by reason of the Transactions or any Transaction Document;

(v) any Contract under which CCCI has advanced or loaned Indebtedness or any other amount to any Person, other than trade credit in the Ordinary Course or expenses incurred by employees of CCCI in the Ordinary Course;

(vi) any Contract relating to the Business for capital expenditures involving payments of more than $1,000,000 individually or in the aggregate, in each case, under which there are material outstanding obligations;

(vii) all Contracts for Licensed Intellectual Property that involve an annual license fee of $100,000 or more (excluding licenses for “off-the-shelf” or commercially available software pursuant to shrink-wrap, click-through, or similar licenses); and

(viii) any Contract to which CCCI is a party entered into in the past three years involving any resolution or settlement of any actual or threatened Action other than any such Contract that (a) requires CCCI to pay an amount not exceeding $500,000 in the aggregate, and (b) does not impose injunctive or other non-monetary relief that is material to the conduct of the Business.

(b) Each CCCI Material Contract is a valid and binding obligation of CCCI, is in full force, and effect, and is enforceable against CCCI, subject to the Enforceability Exceptions. CCCI is not in material breach, violation, or default under any CCCI Material Contract.

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Section 4.11 Compliance with Laws . CCCI is currently, and has been since January 1, 2020, in compliance in all material respects with all Laws and Orders to which CCCI is subject. Since January 1, 2020, CCCI has not received written notice from any Governmental Authority that CCCI is not in compliance with any applicable Law or Order.

Section 4.12 Litigation. There is no material Action pending or, to the Knowledge of CCCI, threatened by or before any Governmental Authority against or relating to or affecting CCCI’s assets or the Business.

Section 4.13 Insurance. CCCI maintains insurance policies with financially sound insurance companies providing commercially reasonable protection against Liabilities arising or accruing prior to the Closing. CCCI has made available to the Company (a) a complete and accurate list of all policies of insurance providing coverage for CCCI, and (b) a print-out of the aggregate claims and all individual claims made under each such policy (or any predecessor policy) since January 1, 2020. No notice of cancellation, termination, or reduction in coverage has been received with respect to any such policy.

Section 4.14 Licenses. CCCI has obtained all of the Licenses necessary to permit it to own, operate, use, and maintain its assets and conduct the Business in the manner in which they are now owned, operated, used, and maintained (the “CCCI Licenses”), except where the failure to obtain any such CCCI License would not result in a CCCI Material Adverse Effect. There are no Actions pending or, to the Knowledge of CCCI, threatened that would reasonably be expected to result in the termination, revocation, suspension, or restriction of any CCCI License or the imposition of any fine, penalty, sanction, or other Liability for violation of any Law or Order relating to any CCCI License, in each case, that would have a CCCI Material Adverse Effect.

Section 4.15 Material Vendors. CCCI has made available to the Company a list of the ten (10) largest vendors (by aggregate spend) of CCCI (the “Material Vendors”), for the fiscal year ended December 31, 2024, and the three-month period ending March 31, 2025. No Material Vendor has, in the last 12 months, threatened in writing to cancel, materially and adversely modify, or otherwise terminate the relationship or business relations of such Material Vendor with CCCI.

Section 4.16 Assets and Property.

(a) Except for assets disposed of in the Ordinary Course since the date of CCCI Latest Balance Sheet, CCCI owns good and valid title to, or hold pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by CCCI on the CCCI Latest Balance Sheet, free and clear of all Liens (other than Permitted Liens).

(b) The tangible assets used in the operation of the Business (i) are adequate for the uses to which they are being put, and (ii) are in good operating condition and repair, subject to normal wear and tear and ordinary, routine maintenance and repair that are not material in cost or nature.

(c) CCCI has made available to the Company (i) the addresses of each parcel of real property that CCCI leases, subleases, or licenses (each a “CCCI Leased Property”), and (ii) copies of all Contracts under which CCCI leases, subleases, or licenses for such leased property (each a “CCCI Real Property Lease”). Each CCCI Real Property Lease is a valid and binding obligation of CCCI, is in full force and effect, and is enforceable against CCCI, subject to the Enforceability Exceptions. CCCI is not in material breach, violation, or default under any CCCI Real Property Lease. CCCI has not leased or otherwise granted to any Person the right to use or occupy any CCCI Leased Property or any portion thereof.

(d) CCCI does not own any parcel of real property and is not party to any Contract or option to purchase any real property.

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Section 4.17 Environmental Matters.

(a) CCCI is currently, and has been since January 1, 2020, in compliance in all material respects with all Environmental Laws.

(b) CCCI is not using any of the CCCI Leased Properties or any other assets pertaining to the Business, or permitted such the CCCI Leased Properties or assets to be used, to generate, manufacture, refine, treat, transport, store, handle, transfer, import, produce, or process Hazardous Substances. CCCI has not caused or permitted the release of any Hazardous Substances at, on, or under CCCI Leased Properties.

(c) There are no environmental and operating documents and records relating to the Business required to be maintained by any Environmental Law or Environmental License. CCCI has not breached in any material respect any obligation to report to any Person imposed under any Environmental Laws or Environmental License. No notice, report, demand, request for information, citation, summons, or Order has been received, and no Action is pending or, to the Knowledge of CCCI, threatened by any Person with respect to CCCI relating to or arising out of any Environmental Law or Environmental License.

Section 4.18 Taxes.

(a) CCCI has timely filed all Tax Returns required to be filed by it (taking into account applicable extensions), and all material amounts of Taxes required to be paid by CCCI have either been paid or adequate provision therefor has been made in the CCCI Financial Statements. All such Tax Returns are true, complete and correct in all material respects.

(b) No Tax Return filed by CCCI is the subject of a current audit or examination by the IRS or any other Governmental Authority responsible for the administration of any Tax.

(c) All material Taxes required to be deducted or withheld by CCCI have been deducted and withheld and, to the extent required, have been timely paid to the proper Governmental Authority.

(d) CCCI has no Liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(e) CCCI will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in accounting method, prepaid amount, installment sale or open transaction disposition.

(f) CCCI has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code within the two-year period prior to the date hereof.

(g) CCCI (i) has not in respect of a Tax period that remains open, waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or (ii) is not subject to a closing agreement entered into under Section 7121 of the Code, a private letter ruling of the IRS or comparable rulings of any other Governmental Authority requested and obtained by CCCI that would have a binding effect after the Closing.

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(h) CCCI has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Notwithstanding any provision in this Agreement to the contrary, the only representations and warranties made with respect to all matters relating to Taxes of CCCI shall be the representations and warranties set forth in this Section 4.18, and this Agreement shall not be interpreted in any manner that is contrary thereto.

Section 4.19 Intellectual Property; Data Privacy.

(a) All Intellectual Property used by CCCI is either owned by CCCI (the “CCCI Owned Intellectual Property”) or used by CCCI pursuant to a valid license Contract (the “CCCI Licensed Intellectual Property”).

(b) CCCI has made available to the Company a complete and accurate list of (i) all the CCCI Owned Intellectual Property that is registered, issued, or the subject of a pending application, and (ii) all material unregistered the CCCI Owned Intellectual Property. All of such registrations, issuances, and applications are valid, in full force and effect, and have not expired or been cancelled, abandoned, or otherwise terminated. CCCI owns and possess all right, title, and interest in and to its the CCCI Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c) To the Knowledge of CCCI, (i) the conduct of the Business does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person, and (ii) no Person is infringing or otherwise violating any the CCCI Owned Intellectual Property or any rights of CCCI in any the CCCI Licensed Intellectual Property.

Section 4.20 Employment and Labor Matters.

(a) CCCI has made available to the Company a list of all (i) employees of CCCI as of the date of this Agreement (such employees, the “CCCI Employees”) setting forth each CCCI Employee’s name, job title, date of hire, job location (by city and state and whether remote), salary or hourly rate of pay, incentive compensation target, whether full-time or part-time and whether exempt or non-exempt and (ii) the CCCI Consultants engaged in the operation of this Business as of the date of this Agreement setting forth each CCCI Consultant’s name, description of services, job location (by city and state), compensation rate and anticipated term of services, together with copies of any Contracts relating to such CCCI Consultants. To the Knowledge of CCCI, no CCCI Service Provider intends to terminate his or her employment or engagement with CCCI as a result of the Transactions or prior to the one (1)-year anniversary of the Closing, and CCCI does not have a present intention to terminate the employment or engagement of any such CCCI Service Provider. The employment of all employees of CCCI who provide services in the United States is “at will” and may be terminated by CCCI at any time, for any reason or no reason, in accordance with applicable Law.

(b) CCCI is currently being, and has been since January 1, 2020, operated in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave, affirmative action and unemployment insurance.

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(c) All current assessments under Laws applicable to workers’ compensation in applicable jurisdictions for CCCI Employees have been paid or accrued, and CCCI is not currently, nor has it been since January 1, 2020, subject to any unpaid special or penalty assessment under such legislation. To the Knowledge of CCCI, no CCCI Service Provider is in material violation of any term of any employment agreement, non-disclosure agreement, non-competition agreement, or restrictive covenant relating to (i) the right of any such CCCI Service Provider to be employed or engaged by CCCI or (ii) the use or knowledge of trade secrets or proprietary information of CCCI.

(d) No CCCI Employee is bound by or covered by a collective bargaining or any other labor-related Contract with any labor union or labor organization, and no such Contract is currently being negotiated. Since January 1, 2020, (i) there has been no actual or, to the Knowledge of CCCI, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, or other material labor disputes against or affecting CCCI; and (ii) no labor union, works council, other labor organization, or group of employees of CCCI has made a demand for recognition or certification with respect to the employees of CCCI, and there are no representation or certification proceedings presently pending or, to the Knowledge of CCCI, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to the employees of CCCI.

(e) There are no material Actions pending or, to the Knowledge of CCCI, threatened, against CCCI, by or on behalf of any current or former CCCI Service Provider or government or administrative authority relating to employment or employment practices. CCCI is not bound by any consent decree with, or citation by, any Governmental Authority relating to any employment practices.

(f) No material employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction has occurred since January 1, 2020, or is currently contemplated, planned or announced.

Section 4.21 Employee Benefit Plans.

(a) With respect to each material CCCI Plan, CCCI has provided or made available to the Company true and complete copies of the following documents, to the extent applicable: (i) the current plan and trust documents and all amendments thereto (and for any unwritten the CCCI Plan, a summary of the material terms); (ii) the most recent summary plan description and all summaries of material modifications thereto; (iii) the most recent favorable determination or opinion letter issued by the Internal Revenue Service with respect to each CCCI Plan that is intended to be qualified under Section 401(a) of the Code; (iv) the most recent IRS Form 5500 annual report (with all schedules and attachments thereto); and (v) any non-routine and material correspondence with any Governmental Authority for the past three years. CCCI does not currently, nor has CCCI had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or similar arrangement that is subject to any Law or applicable custom or rule of any jurisdiction outside of the United States.

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(b) Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to CCCI, (i) each CCCI Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and all other applicable Laws; (ii) all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the CCCI Plan and in compliance with the requirements of applicable Law, and, to the extent not yet due, have been properly accrued in accordance with GAAP; and (iii) no unfunded Liability exists with respect to any CCCI Plan. Each CCCI Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS to the effect that such CCCI Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of CCCI, no events have occurred or circumstances exist that could reasonably be expected to adversely affect such qualified status.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to CCCI, (i) no event has occurred and no condition exists with respect to any CCCI Plan that could result in a material Tax, penalty or other Liability or obligation of CCCI; (ii) there are no pending or, to the Knowledge of CCCI, threatened claims or Actions with respect to any CCCI Plan (other than routine claims for benefits), and there is no fact or circumstance that would reasonably be expected to give rise to any such claim or Action; (iii) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any CCCI Plan; and (iv) no breaches of fiduciary duty (as determined under ERISA) by CCCI with respect to any CCCI Plan have occurred.

(d) CCCI has not incurred any Liability nor reasonably expects to incur any Liability for post-employment health, medical, or life insurance benefits for any current or former CCCI Service Provider, except (i) as may be required by COBRA for which the recipient pays the full cost of coverage or (ii) coverage through the end of the calendar month in which a termination of employment occurs.

(e) Neither CCCI nor any ERISA Affiliate sponsors, maintains, contributes to, or has any obligation to contribute to or has any Liability with respect to or under, or at any time in the six (6) years preceding the date hereof has sponsored, maintained contributed to, or had any Liability with respect to or under: (i) any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA; (ii) any Multiemployer Plan; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) The execution and delivery of any Transaction Document nor the consummation of the Transactions (either alone or in combination with any other event) could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement to any current or former CCCI Service Provider; (ii) any payment, compensation, or benefit becoming due, or increase the amount of any payment, compensation, or benefit due, to or the forgiveness of any indebtedness to any current or former CCCI Service Provider; (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits to any current or former CCCI Service Provider; or (iv) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. CCCI has no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

Section 4.22 Brokers. CCCI will not have any Liability for brokerage, finders’, or other advisory fees, costs, expenses, commissions, or similar payments in connection with the Transactions.

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Section 4.23 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV AND article V, NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE, OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) OR MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES, INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES BY ANY DIRECT OR INDIRECT EQUITYHOLDER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR OTHER REPRESENTATIVE OF THE COMPANY OR ANY estimates, projections, OR other forecasts (including the reasonableness of the assumptions underlying such estimates, projections, OR forecasts) INCLUDED IN ANY SUCH INFORMATION OR COMMUNICATIONS.

Article V
Representations and warranties OF THE CONTRIBUTORS

Subject to the disclosures set forth in the Contributor Disclosure Letter, each Contributor hereby represents and warrants to the Company as follows as of the date of this Agreement (unless specified otherwise below):

Section 5.1 Due Authorization. Such Contributor has all requisite legal capacity to execute and deliver each Transaction Document to which they are or will be a party and to consummate the Transactions. Each Transaction Document to which such Contributor is a party has been duly and validly executed and delivered by such Contributor and constitutes a legal, valid, and (assuming the due authorization, execution, and delivery by each other party thereto) binding obligation of such Contributor, enforceable against such Contributor in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.2 No Conflict. The execution and delivery by such Contributor of the Transaction Documents to which they are a party and the consummation of the Transactions by such Contributor will not (a) breach, result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach of or default under, in each case, in any material respect, any applicable Law or Order binding upon or applicable to such Contributor, or (b) result in the creation or imposition of any Lien (other than Permitted Liens), with or without notice or lapse of time or both, on any portion of the Acquired Interest.

Section 5.3 Title to Acquired Interest. As of the date hereof and as of the Closing Date, such Contributor is the record and beneficial owner of, and has good and transferable title to, the Acquired Interests to be sold by such Contributor, free and clear of all Liens (other than Permitted Liens). Except pursuant to this Agreement, there is no Contract pursuant to which such Contributor has, directly or indirectly, granted any option, warrant, or other right to any Person to acquire any portion of the Acquired Interests. Such Contributor is not party to any shareholders agreement, voting agreement, voting trust, proxy, or other Contract relating to the transfer or voting of the Acquired Interests, other than CCCI’s Governing Documents.

Section 5.4 Brokers. Such Contributor will not have any Liability for brokerage, finders’, or other advisory fees, costs, expenses, commissions, or similar payments in connection with the Transactions.

Section 5.5 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V AND ARTICLE IV, NEITHER SELLERS NOR ANY OTHER PERSON HAS MADE ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE, OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) OR MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES, INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES BY ANY DIRECT OR INDIRECT EQUITYHOLDER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLERS OR THE COMPANY OR ANY estimates, projections, OR other forecasts (including the reasonableness of the assumptions underlying such estimates, projections, OR forecasts) INCLUDED IN ANY SUCH INFORMATION OR COMMUNICATIONS.

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Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the Company Disclosure Letter, the Company hereby represents and warrants to the Contributors and CCCI as follows as of the date of this Agreement (unless specified otherwise below):

Section 6.1 Organization; Good Standing; Power. The Company has been duly formed and is validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company has the requisite power and authority to own and lease their respective assets and properties and to conduct their respective businesses as they are now being conducted.

Section 6.2 Authorization; Execution and Enforceability; No Conflicts.

(a) The Company possesses all requisite power and authority, and has taken all actions necessary, to authorize, execute, deliver, and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transactions. Each Transaction Document to which the Company is or will be a party has been duly and validly executed and delivered by the Company and constitutes a legal, valid, and (assuming the due authorization, execution, and delivery by each other party thereto) binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution and delivery by the Company of the Transaction Documents to which the Company is a party and the consummation of the Transactions by the Company will not (i) conflict with or result in a breach, violation, or infringement of the terms, conditions, or provisions of; (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both); or (iii) require notice, consent, or approval under, or with respect to, (1) the Governing Documents of the Company, (2) any Law or Order to which the Company is subject, (3) any material Contract to which the Company is a party, or (4) any Governmental Authority (other than with under the Antitrust Laws applicable to the Transactions) or other Person.

Section 6.3 Capitalization and Indebtedness.

(a) Section 6.3(a) to the Company Disclosure Letter sets forth a complete and accurate list of all of the issued and outstanding Equity Interests of the Company (including the holders thereof and the amount of Equity Interests held by such holders) as of the date of this Agreement, together with a complete and accurate entity-level pro forma capitalization table showing the aggregate number of shares of Common Stock issuable pursuant to this Agreement and the Additional Acquisition Documentation. The Persons set forth on Section 6.3(a) to the Company Disclosure Letter own all of the issued and outstanding Equity Interests of the Company as set forth therein as of the date of this Agreement or will own such Equity Interests as of the Effective Time. Except as set forth in the Governing Documents of the Company, no Person has any right of first offer, right of first refusal, or preemptive right in connection with any future offer, sale, or issuance of Equity Interests of the Company. Except as provided in the Additional Acquisition Documentation, the Company does not (a) have any subsidiaries or own Equity Interests of any other Person, (b) have any obligation to invest in, or make a capital contribution to, any Person, or (c) otherwise control any other Person.

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(b) Section 6.3(b) to the Company Disclosure Letters sets forth a listing of all Indebtedness of the Company (including any Indebtedness convertible into Equity Interests), including (1) the lender thereunder and (2) the outstanding balance thereon as of the date of this Agreement.

(c) The Company has made available to Contributors (i) complete and accurate copies of the Governing Documents of the Company and (ii) the anticipated post-Closing board of director and officer composition of the Company.

Section 6.4 Actions and Orders. There are no Actions or Orders pending or threatened against or affecting the Company seeking to restrain, prohibit, or materially delay, or to obtain damages or other relief in connection with, the Transactions or the Direct Listing.

Section 6.5 Financial Matters.

(a) The Company has made available to the Contributors’ Representative a complete and accurate copy of the audited balance sheet of the Company as of December 31, 2024, together with the balance sheet dated September 30, 2025 and the related statements of income for the Company for the nine-month period then ended (together, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial position of the Company as of the date they were prepared and the results of operations of the Company for the periods indicated, subject to the absence of notes.

(b) The Company has any no Liabilities other than (a) those adequately reflected or reserved against in the Company Financial Statements or (b) those incurred in the Ordinary Course.

(c) The Company has made available to Contributors a consolidated pro forma balance sheet and statement of income and expenses of the Company and its subsidiaries after giving effect to the Transactions and each of the Additional Acquisitions (the “Company Pro Forma Financial Statements”). The Company Pro Forma Financial Statements were prepared in good faith based on estimates reasonably believed by the Company and its Representatives to be fair, reasonable, and accurate under the circumstances, and neither the Company nor any of its Representatives has any reason to believe that the Company Pro Forma Financial Statements are inaccurate or incomplete in any material respect. Neither the Company nor any of its Affiliates or subsidiaries has, or will have, any Liability as a result of the Additional Acquisitions other than those (i) adequately reflected or reserved against in the Company Pro Forma Financial Statements or (ii) those incurred in the Ordinary Course since the date of the Company Pro Forma Financial Statements.

Section 6.6 No Company Material Adverse Effect. Since the date of the Company Financial Statements, no the Company Material Adverse Effect has occurred and is continuing.

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Section 6.7 Company Material Contracts.

(a) The Company has available to the Contributors’ Representative copies of all Contracts (including all amendments or modifications thereto) to which CCCI is a party that falls within any of the following categories (collectively the “Company Material Contracts”):

(i) any Contract for goods or services that involves, or that is expected to involve, payments to the Company of more than $100,000 per annum;

(ii) any Contract for goods or services that involves, or that is expected to involve, payments by the Company of more than $100,000 per annum;

(iii) any Contract relating to Indebtedness owed by the Company;

(iv) any Contract under which the Company would incur any change-in-control payment or similar compensation obligations to any current or former employee, officer, director, individual consultant, individual or single-member entity independent contractor or other individual service provider of the Company by reason of the Transactions or any Transaction Document;

(v) any Contract under which the Company has advanced or loaned Indebtedness or any other amount to any Person, other than trade credit in the Ordinary Course or expenses incurred by employees of the Company in the Ordinary Course;

(vi) any Contract relating to the Company’s business for capital expenditures involving payments of more than $100,000 individually or in the aggregate, in each case, under which there are material outstanding obligations;

(vii) all Contracts for Licensed Intellectual Property that involve an annual license fee of $100,000 or more (excluding licenses for “off-the-shelf” or commercially available software pursuant to shrink-wrap, click-through, or similar licenses);

(viii) any Contract between the Company and M42, including any license agreement or other type of agreement that relates to the use of any artificial intelligence technology; and

(ix) any Contract to which the Company is a party entered into in the past three years involving any resolution or settlement of any actual or threatened Action.

(b) Each Company Material Contract is a valid and binding obligation of the Company, is in full force, and effect, and is enforceable against the Company, subject to the Enforceability Exceptions. The Company is not in material breach, violation, or default under any Company Material Contract.

Section 6.8 Compliance with Laws. The Company is currently, and has been since its inception, in compliance in all material respects with all Laws and Orders to which the Company is subject. Since its inception, the Company has not received written notice from any Governmental Authority that the Company is not in compliance with any applicable Law or Order.

Section 6.9 Litigation. There is no material Action pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority against or relating to or affecting the Company’s assets or the Company’s business.

Section 6.10 Insurance. The Company maintains insurance policies with financially sound insurance companies providing commercially reasonable protection against Liabilities arising or accruing prior to the Closing. The Company has made available to Contributors (a) a complete and accurate list of all policies of insurance providing coverage for the Company, and (b) a print-out of the aggregate claims and all individual claims made under each such policy (or any predecessor policy) since the Company’s inception. No notice of cancellation, termination, or reduction in coverage has been received with respect to any such policy.

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Section 6.11 Licenses. The Company has obtained all of the Licenses necessary to permit it to own, operate, use, and maintain its assets and conduct its business in the manner in which they are now owned, operated, used, and maintained (the “Company Licenses”), except where the failure to obtain any such Company License would not result in a Company Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the termination, revocation, suspension, or restriction of any the Company License or the imposition of any fine, penalty, sanction, or other Liability for violation of any Law or Order relating to any Company License, in each case, that would have a Company Material Adverse Effect.

Section 6.12 Assets and Property.

(a) Except for assets disposed of in the Ordinary Course since the date of the Company Financial Statements, the Company owns good and valid title to, or hold pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by the Company on the Company Financial Statements, free and clear of all Liens (other than Permitted Liens).

(b) The tangible assets used in the operation of the Company’s business (i) are adequate for the uses to which they are being put, and (ii) are in good operating condition and repair, subject to normal wear and tear and ordinary, routine maintenance and repair that are not material in cost or nature.

(c) The Company has made available to the Contributors (i) the addresses of each parcel of real property that the Company leases, subleases, or licenses (each a “Company Leased Property”), and (ii) copies of all Contracts under which the Company leases, subleases, or licenses such Company Leased Property (each a “Company Real Property Lease”). Each Company Real Property Lease is a valid and binding obligation of the Company, is in full force and effect, and is enforceable against the Company, subject to the Enforceability Exceptions. The Company is not in material breach, violation, or default under any Company Real Property Lease. The Company has not leased or otherwise granted to any Person the right to use or occupy any Company Leased Property or any portion thereof.

(d) The Company does not own any parcel of real property and is not party to any Contract or option to purchase any real property.

Section 6.13 Environmental Matters.

(a) The Company is currently, and has been since its inception, in compliance in all material respects with all Environmental Laws.

(b) The Company is not using any of the Company Leased Properties or any other assets pertaining to the Company’s business, or permitted such Company Leased Properties or assets to be used, to generate, manufacture, refine, treat, transport, store, handle, transfer, import, produce, or process Hazardous Substances. The Company has not caused or permitted the release of any Hazardous Substances at, on, or under the Company Leased Properties.

(c) There are no environmental and operating documents and records relating to the Company’s business required to be maintained by any Environmental Law or Environmental License. The Company has not breached in any material respect any obligation to report to any Person imposed under any Environmental Laws or Environmental License. No notice, report, demand, request for information, citation, summons, or Order has been received, and no Action is pending or, to the Knowledge of the Company, threatened by any Person with respect to the Company relating to or arising out of any Environmental Law or Environmental License.

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Section 6.14 Taxes.

(a) The Company has timely filed all Tax Returns required to be filed by it (taking into account applicable extensions), and all material amounts of Taxes required to be paid by the Company have either been paid or adequate provision therefor has been made in the Company Financial Statements. All such Tax Returns are true, complete and correct in all material respects.

(b) No Tax Return filed by the Company is the subject of a current audit or examination by the IRS or any other Governmental Authority responsible for the administration of any Tax.

(c) All material Taxes required to be deducted or withheld by the Company have been deducted and withheld and, to the extent required, have been timely paid to the proper Governmental Authority.

(d) The Company has no Liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(e) The Company will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in accounting method, prepaid amount, installment sale or open transaction disposition.

(f) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code within the two-year period prior to the date hereof.

(g) The Company (i) has not in respect of a Tax period that remains open, waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or (ii) is not subject to a closing agreement entered into under Section 7121 of the Code, a private letter ruling of the IRS or comparable rulings of any other Governmental Authority requested and obtained by the Company that would have a binding effect after the Closing.

(h) The Company has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Notwithstanding any provision in this Agreement to the contrary, the only representations and warranties made with respect to all matters relating to Taxes of the Company shall be the representations and warranties set forth in this Section 6.14, and this Agreement shall not be interpreted in any manner that is contrary thereto.

Section 6.15 Intellectual Property; Data Privacy.

(a) All Intellectual Property used by the Company is either owned by the Company (the “Company Owned Intellectual Property”) or used by the Company pursuant to a valid license Contract (the “Company Licensed Intellectual Property”).

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(b) The Company has made available to the Contributors a complete and accurate list of (i) all Company Owned Intellectual Property that is registered, issued, or the subject of a pending application, and (ii) all material unregistered Company Owned Intellectual Property. All of such registrations, issuances, and applications are valid, in full force and effect, and have not expired or been cancelled, abandoned, or otherwise terminated. The Company owns and possess all right, title, and interest in and to its Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c) To the Knowledge of the Company, (i) the conduct of the Company’s business does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person, and (ii) no Person is infringing or otherwise violating any Company Owned Intellectual Property or any rights of the Company in any Company Licensed Intellectual Property.

Section 6.16 Employment and Labor Matters.

Section 6.16 of the Company Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements or any other contractual arrangement with any employee, officer, director, individual consultant, individual or single-member entity independent contractor or other individual service provider of the Company and (ii) any pension, employment, consulting, retirement, equity or equity-based compensation, incentive, profit-sharing, bonus, severance, change in control, retention, deferred compensation, vacation, health, welfare, accident, disability or other compensation or benefit plan, agreement, policy or arrangement (whether or not written), including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), in effect as of the date hereof or as of the Closing Date.

Section 6.17 Direct Listing and Additional Acquisitions.

(a) (i) The Registration Statement does not, and will not as of the time it becomes effective and as of the consummation of the Direct Listing, contain (X) any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary, to make the statements therein not misleading or (Y) any other inaccurate statement that could give rise to any Liability of the Company, CCCI, any Contributor, or any of their respective Affiliates or Representatives; and (ii) the Prospectus does not, did not, and will not, as of the consummation of the Direct Listing and as of the time of each of sale of securities pursuant to the Direct Listing, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company Valuation Report does not contain any untrue statement of material fact or omit to state any material fact necessary, in light of circumstances under which it was made, to make the statements therein not misleading.

(c) The Company has no reason to believe that (i) the Direct Listing will not be consummated or (ii) any of the Additional Acquisitions will not be consummated on the terms set forth in the Additional Acquisition Documentation.

(d) The Company has made available to the Contributors’ Representative copies of the Additional Acquisition Documentation. Except as set forth on Section 6.17(d) to the Company Disclosure Letter, neither the Company nor any of its Affiliates or Representatives (i) is aware of any material breach of or inaccuracy in any of the representations or warranties set forth in the Additional Acquisition Documentation or (ii) has waived any condition to closing any of the Additional Acquisitions.

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Section 6.18 Solvency. Assuming that the representations and warranties of CCCI set forth in Article IV are true and correct in all material respects as of Closing, immediately following Closing, after giving effect to the Transactions, the Company will (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts, and (c) have adequate capital to carry on its business. No transfer of property is being made by or at the direction of the Company or any of its Affiliates, and no obligation is being incurred by or at the direction of the Company or any of its Affiliates, in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of the Company or any of its Affiliates.

Section 6.19 Brokers. the Company will not have any Liability for brokerage, finders’, or other advisory fees, costs, expenses, commissions, or similar payments in connection with the Transactions.

Section 6.20 Independent Investigation; Disclaimer of Reliance. THE COMPANY acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, and projected operations of the Business AND CCCI and, in making its determination to proceed with the Transactions, the Company HAS relied exclusively on the results of its own independent investigation and on the representations and warranties made by CCCI IN Article IV (IN EACH CASE AS MODIFIED BY the ccci DISCLOSURE LETTER) and by the contributors in article V (IN EACH CASE as modified by the contributor Disclosure Letter). Notwithstanding anything to the contrary in this Agreement, the Company on its own behalf and on behalf of its Affiliates and Representatives, acknowledges and agrees that no Person is making or will be deemed to have made any representations or warranties whatsoever, express or implied, at law or in equity, beyond those expressly given by CCCI in Article IV (IN EACH CASE AS MODIFIED BY the Ccci DISCLOSURE LETTER) and by the contributors in article V (IN EACH CASE as modified by the contributor Disclosure Letter), and neither the Company nor any of ITS Affiliates or Representatives is relying on, and each such Person expressly disclaims reliance on, any representations or warranties other than those made by CCCI in Article IV (IN EACH CASE AS MODIFIED BY THE Ccci DISCLOSURE LETTER) and by the contributors in article V (IN EACH CASE as modified by the contributor Disclosure Letter).

Article VII
Pre-Closing Covenants

Each of the agreements, covenants, and obligations set forth in this Article VII will apply to the applicable Parties during the period beginning on the date of this Agreement and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with Article X.

Section 7.1 Commercially Reasonable Efforts. Without limiting CCCI’s obligations in Section 7.7(b), CCCI shall use commercially reasonable efforts to cause the conditions to the Closing set forth in Section 3.5(a) to be satisfied and to consummate the Transactions as promptly as possible, provided that, for avoidance of doubt, CCCI will not be required to expend any funds to obtain any third-party consents. Without limiting the Company’s obligations pursuant to Section 7.2, Section 7.3, Section 7.7(b), and Section 7.7(c), the Company shall use commercially reasonable efforts to cause the conditions to the Closing set forth in Section 3.5(b) to be satisfied and to consummate the Transactions as promptly as possible.

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Section 7.2 Direct Listing Matters.

(a) The Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) cause the Registration Statement to be declared effective by the SEC as promptly as practicable after the date of this Agreement and remain effective until December 31, 2026 and (ii) cause the Direct Listing, including the listing of the Common Stock on Nasdaq, to be consummated as promptly as practicable after the date of this Agreement.

(b) The Company shall make available to the Contributors’ Representative all comments or other input received from the SEC with respect to the Registration Statement and allow the Contributors’ Representative a reasonable opportunity to review and provide comments or input to the Company regarding the same.

(c) The Company shall cause the Registration Statement not to (i) contain any untrue statement of material fact or any other inaccurate statement that could give rise to any Liability of the Company, Contributors, or any of their respective Affiliates or Representatives, or (ii) omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company shall cause any Prospectus not to contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) As of the date of this Agreement, the Company has submitted an initial listing application with the Nasdaq (the “Nasdaq Listing Application”) with respect to the Direct Listing. The Company will use commercially reasonable efforts to (i) cause the Nasdaq Listing Application to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the Nasdaq or its staff concerning the Nasdaq Listing Application, and (iii) have the Nasdaq Listing Application approved by the Nasdaq as promptly as practicable after such filing. No submission of, or amendment or supplement to, the Nasdaq Listing Application, or response to Nasdaq comments with respect thereto, will be made by the Company without providing the Contributors’ Representative a reasonable opportunity to review and comment thereon, and the Company shall consider in good faith any comments or proposed changes provided by the Contributors’ Representative to the Nasdaq Listing Application. The Company will promptly notify the Contributors’ Representative upon the receipt of any comments from the Nasdaq or any request from the Nasdaq for amendments or supplements to the Nasdaq Listing Application and will, as promptly as practicable after receipt thereof, provide the Contributors’ Representative with copies of all material correspondence between it and its Representatives, on the one hand, and the Nasdaq, on the other hand, and all written comments with respect to the Nasdaq Listing Application received from the Nasdaq and advise the Contributors’ Representative on any oral comments with respect to the Nasdaq Listing Application received from the Nasdaq. The Company will advise the Contributors’ Representative, promptly after the Company receives notice thereof, of the time of the approval of the Nasdaq Listing Application and the approval of the Direct Listing.

(e) The Company shall promptly notify the Contributors’ Representative in writing of any event, fact, occurrence, event, act, or omission that would reasonably be expected to result in the Registration Statement not being declared effective by the SEC or the Direct Listing not being consummated or not being consummated prior to the Drop Dead Date.

(f) The Company has made available to the Contributors’ Representative a business valuation report for the Company dated December 29, 2025 (the “Company Valuation Report”). The Company Valuation Report was prepared in good faith by a third-party valuation firm based on estimates reasonably believed by the Company and its Representatives to be fair, reasonable, and accurate under the circumstances, and neither the Company nor any of their respective Representatives have any reason to believe that the Company Valuation Report or any of the assumptions or information contained therein are inaccurate or incomplete in any material respect.

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(g) Prior to the Direct Listing, the Company shall establish the composition and qualifications (including with respect to independence and requisite expertise) of the board of directors and officers of the Company and any committees of such board of directors in compliance with SEC and Nasdaq listing requirements and shall provide the Contributors’ Representative a reasonable opportunity to review a summary of the proposed qualifications before such qualifications are deemed final by the Company.

Section 7.3 Registration Statement Effectiveness. The Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to (a) maintain the effectiveness of the Registration Statement, and (b) to promptly prepare and file with the SEC such amendments and prospectus supplements to the Registration Statement and the prospectus included therein, as applicable, as may be necessary to comply with the requirements of the Securities Act or to avoid or correct any material misstatements or omissions, continuously until such time as all of the Acquisition Shares covered under the Registration Statement have been sold pursuant to the Registration Statement or have become eligible for resale under Rule 144 of the Securities Act without volume, manner-of-sale, notice, public information, or other restrictions or limitations under Rule 144 (i.e., until such time as the Acquisition shares are considered “freely tradeable” without restriction or limitation under Rule 144). The Company shall promptly notify Contributors of (x) any circumstance which necessitates the filing of a post-effective amendment or prospectus supplement to maintain compliance of the Registration Statement with the Securities Act or to avoid or correct any material misstatements or omissions and (y) the filing of any such post-effective amendment or prospectus supplement, and shall furnish to the Contributors copies of the same upon request.

Section 7.4 Subsequent Registrations.

(a) Primary/Company-Initiated Registration. In the event the Company or any Affiliate of the Company (including, for the avoidance of doubt, John Rochon, Sr.) determines to file a registration statement for a primary offering of securities by the Company, whether in a firm commitment underwritten offering or otherwise, the Contributors shall be entitled to include any and all shares of the Common Stock held by the Contributors in any such registration statement, subject to a pro rata cutback based on the number of shares each stockholder, including the Contributors, has requested to be included in such offering in the manner and priority as provided below. If the managing underwriter (or entity acting in a similar capacity) advises the Company in writing that the total number of shares to be included in such offering exceeds the amount that can be sold without materially and negatively affecting the success of such offering, the Company shall include in the registration statement the securities requested to be included therein allocated in the following manner and order of priority: (i) any shares initially requested to be issued and sold by the Company in the offering; (ii) the number of shares held by Contributors and Affiliates of the Company, if any, initially requested to be included in the offering, allocated pro rata among Contributors on the one hand and Affiliates of the Company on the other hand based on the number of shares the Contributors, on the one hand, and Affiliates of the Company on the other hand, initially requested to be included the offering; and then (iii) the number of shares initially requested by all other selling stockholders, allocated pro rata based on the number of shares each such selling stockholder initially requested for inclusion.

(b) Secondary Offering. In the event the Company or any Affiliate of the Company (including, for the avoidance of doubt, John Rochon, Sr.) determines to file a registration statement solely for a secondary offering of the Common Stock, whether in a firm commitment underwritten offering or otherwise, the Contributors shall be entitled to include any and all of shares of the Common Stock held by the Contributors in such registration statement, subject to a pro rata cutback among all stockholders based on the number of shares each such stockholder has requested to be included in the offering, subject to subsection (c) below.

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(c) Equivalent Priority. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, the Contributors at all times shall be treated equivalent to all Affiliates of the Company (including John Rochon, Sr.) with respect to any pro rata adjustments to the number of shares to be included by such parties in a registered offering.

(d) Documentation and information requirements. The Company and the Contributors shall enter into such agreements, execute such documents, and provide such information as is customary for the transactions described above, consistent with standard accepted market practice; provided, however, for the avoidance of doubt, the Contributors shall not be liable for any information contained in any registration statement or any prospectus or prospectus supplement contained therein or relating thereto, except for information furnished in writing by the Contributors, or by the Contributors’ Representative, to the Company expressly for inclusion therein.

Section 7.5 Registration of Additional Acquisition Shares. If additional Acquisition Shares are issued to the Contributors pursuant to Section 2.4 and such additional Acquisition Shares are not included in the Registration Statement prior to the Direct Listing, the Company shall prepare and file within 10 Business Days of the final determination of the number of additional Acquisition Shares to be issued to the Contributors a post-effective amendment to the Registration Statement or a new registration statement to register such additional Acquisition Shares for resale, and the Company shall use commercially reasonable efforts to cause such post-effective amendment or new registration statement to be declared effective by the SEC as soon as possible after filing and in any event, by the earlier of (A) five (5) Business Days from the date the SEC notifies the Company that the SEC does not intend to review the filing or (B) thirty (30) calendar days from the date the SEC notifies the Company that it will review the filing.

Section 7.6 Legend Removal . The Company shall remove, or cause to be removed, any restrictive legends, from the any instrument representing the Acquisition Shares upon the effectiveness of the Registration Statement and at such time as the Acquisition Shares or any other shares of Common Stock held by the Contributors become eligible for resale under Rule 144 without volume, manner-of-sale, notice, public information, or other restrictions or limitations under Rule 144 ((i.e., until such time as the Acquisition shares are considered “freely tradeable” without restriction or limitation under Rule 144).

Section 7.7 Third-Party Approvals.

(a) The Parties shall use commercially reasonable efforts to determine the filings and notifications required to be made with, or consents that are required to be obtained from, any third party under the terms of any CCCI Material Contract or Company Material Contract, as applicable, or any Governmental Authority under any applicable Law in connection with the execution and delivery of this Agreement and the consummation of the Transactions. Subject to the remainder of this Section 7.7, CCCI, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Representatives to, promptly file or make or cause to be filed or made, and use commercially reasonable efforts to obtain or cause to be obtained as promptly as practicable, all necessary filings with and consents of such third parties or Governmental Authorities; provided, however, that CCCI shall not be required to expend any funds to obtain third-party consents. For the avoidance of doubt, the SEC shall not be deemed to be a “Governmental Authority” for purposes of this Section 7.7.

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(b) Without limiting the foregoing, the Parties shall use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper, or advisable to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under any applicable Antitrust Law as soon as reasonably practicable after the date of this Agreement. If required by the Antitrust Laws and if the appropriate filing pursuant to the Antitrust Laws has not been filed prior to the date hereof, each Party agrees to make, and cause to be made, an appropriate filing pursuant to the Antitrust Laws with respect to the Transactions within five Business Days after the date of this Agreement and to supply as promptly as practicable and advisable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the Antitrust Laws. Except as may be restricted in connection with any applicable Antitrust Law, (i) the Parties shall use commercially reasonable efforts, and shall cooperate, in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, (ii) the Parties shall cooperate and provide one another reasonable advance notice of, and the opportunity to consult regarding, all meetings with Governmental Authorities, whether in person or by electronic or telephonic means, and regarding all written communications with Governmental Authorities, in each case, in connection with the Transactions, and (iii) the Parties shall promptly provide each other with copies of all written communications to or from any Governmental Authority. All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings (excluding any filings submitted pursuant to any Antitrust Law), arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between CCCI, the Contributors, or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Parties (provided that any such disclosure by the Company shall not be required to be made to CCCI and the Contributors’ Representative) hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. No Party shall, and each Party shall not permit any of its Representatives to, participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. The Parties shall not willfully take any action that delays, impairs, or impedes the receipt of any required consents, authorizations, Orders, or approvals.

(c) Without limiting the generality of the Company’s obligations pursuant to this Section 7.7, the Company agrees to use commercially reasonable efforts and to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other Person with respect to the transaction contemplated by this Agreement so as to enable the Closing to occur expeditiously, but in no case later than the Closing Date, including providing information, proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise) such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transaction contemplated hereby or that would make the consummation of any Transaction in accordance with the terms of this Agreement unlawful. In addition, the Company shall defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the Closing Date.

(d) Each Party will promptly notify the others in writing of any pending or threatened Action by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions.

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Section 7.8 Public Company Reporting Readiness. The Company shall use commercially reasonable efforts to take or cause to be taken any and all actions necessary or advisable to prepare the Company (including all the Company’s direct or indirect subsidiaries) to operate as a public reporting company (including in compliance with U.S. federal securities Laws and the rules and regulations of the stock exchange upon which the Common Stock shall be listed) no later than ten (10) Business Days prior to the effective date of the Registration Statement, including without limitation:

(a) Establishing and maintaining a system of “disclosure controls and procedures” (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and “internal controls over financial reporting” (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) in compliance with applicable Law, including, without limitation, the requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002;

(b) Hiring and retaining qualified finance, accounting, compliance, and legal personnel with public company SEC reporting experience;

(c) Engaging a qualified, independent public accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”) in connection with the audit of the Company’s annual consolidated financial statements and the review of the Company’s interim condensed consolidated financial statements (a “PCAOB Audit Firm”);

(d) Preparing and completing the preparation of the Company’s consolidated financial statements in accordance with GAAP, with such financial statements to be audited or reviewed (with respect to interim financial statements) by a PCAOB Audit Firm in accordance with PCAOB standards and for the periods and within the deadlines required under applicable SEC rules and regulations;

(e) Implementing and maintaining the ability of the Company to prepare and timely file all reports, forms, and other documents required under the Securities Act, the Exchange Act, and stock exchange listing requirements, including without limitation, proxy statements, registration statements, current reports on Form 8-K, quarterly reports on Form 10-Q, and annual reports on Form 10-K;

(f) Taking all actions necessary to enable the Company to effect the Direct Listing and register the Common Stock under the Securities Act and the Exchange Act; and

(g) Establishing and maintaining corporate governance policies and procedures in compliance with applicable SEC and stock exchange listing requirements.

Section 7.9 HSR Compliance. Each Party agrees that from the date of this Agreement until and through the Closing, it shall not, and shall cause its Affiliates, directors, officers, agents, representatives, and employees not to, make any communications, take any action, or engage in any conduct which may be deemed, or which may reasonably be expected to be, inconsistent with, or in violation of, the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other applicable antitrust laws and regulations. Without limiting the foregoing and except as required by or consistent with applicable Law and as specifically permitted under the Agreement, the Parties acknowledge and agree that no Party shall direct, influence, or control, or attempt to direct, influence, or control, the operations, business, policies, decision-making, or management of the other Party. The Company shall be solely responsible for, and shall pay directly, all filing fees required in connection with any filing under the HSR Act.

Section 7.10 Budgets. CCCI shall, within sixty (60) days after the date of this Agreement, prepare budgets and business plans for the 2026 fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months. CCCI shall deliver the budgets and business plans to the Company for the Company’s review and input and will reasonably consider the Company’s comments.

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Section 7.11 Contribution of M42 Equity Interests. At or prior to the effectiveness of the Direct Listing, holders of the Equity Interests of M42 shall contribute, or cause to be contributed, to the Company, Equity Interests of M42 with a value representing not more than 18.5% of the value of the Company’s assets on a pro forma basis.

Section 7.12 Closing Capital Contribution. Not later than five (5) Business Days following the Closing, the Company shall contribute or cause to be contributed to CCCI cash in the amount of up twenty million dollars ($20,000,000) solely to increase the availability of performance and payment bonds under CCCI’s bonding program related to its construction projects (the “Closing Capital Contribution”). Such investment in CCCI shall be recorded as a contribution to capital to CCCI, subject to CCCI’s Governing Documents and will not be considered as part of the Final Purchase Price Adjustment.

Section 7.13 Directors and Officers Insurance Coverage. Prior to the Closing, the Company shall obtain, or cause to be obtained, directors and officers liability insurance coverage for CCCI’s officers (including Side A and Side B coverage) from financially sound and reputable insurers, in amounts and with coverage appropriate for a publicly traded company (the “D&O Insurance”). CCCI shall be solely responsible for the pro rata costs of such D&O Insurance.

Section 7.14 Equipment Lease Guaranty Release. Prior to or effective upon the Closing, the Company shall replace any Contributor or their related Affiliate (including Carlton) that is a guarantor of any equipment lease of CCCI by (i) providing a replacement guaranty acceptable to the applicable equipment lessor and (ii) causing any such Contributor guarantor (including Carlton) to be fully and unconditionally released from such existing guaranty.

Section 7.15 CCCI Conversion. Prior to the Closing, the Contributors shall cause CCCI to undergo the CCCI Conversion, whereby it shall convert from a Texas limited partnership into a Texas limited liability company in accordance with applicable law. Following the CCCI Conversion, CCCI shall continue to be taxed as a partnership for U.S. federal and applicable state income tax purposes. The Parties consent to and approve the CCCI Conversion and agree to cooperate in good faith in connection with any actions reasonably necessary to effectuate the CCCI Conversion in accordance with applicable law. The parties further agree that any changes to the capitalization schedule of CCCI resulting from or in connection with the CCCI Conversion shall be reflected in an amendment to the applicable section of the CCCI Disclosure Letter, which shall be delivered by CCCI to Company no later than three (3) days prior to the Closing Date and shall be subject to Company’s review and approval (such approval not to be unreasonably withheld, conditioned, or delayed).

Section 7.16 Replacement Bonding Company. The Company and the Contributors’ Representative acknowledge that after the Closing, CCCI’s current bonding insurance company will be unable to continue to insure CCCI’s ongoing operational obligations after the Closing. The Company hereby agrees to use the Company shall use commercially reasonable efforts to take or cause to be taken any and all actions necessary or advisable to coordinate with CCCI and Carlton to (a) select a new bonding company to cover all of CCCI’s ongoing operational obligations (the “New Bond Company”) and (b) enter into an agreement with the New Bond Company (the “Bonding Agreement”), which will take effective not later than five (5) Business Days following the Closing, which such Bonding Agreement shall include (i) an aggregate bonding limit of at least $150,000,000, (ii) a single job bonding limit of at least $30,000,000, and (iii) a commitment from the New Bond Company that it has the capacity to assume, and will assume, all of CCCI’s ongoing bonding commitments for its operational obligations immediately as of the Closing.

Article VIII
ADDITIONAL COVENANTS

Section 8.1 Confidentiality. From and after the Closing, each Party shall hold in confidence all Confidential Information of the other Party (the “Disclosing Party”), including the terms and conditions of this Agreement and the other Transaction Documents, unless compelled to disclose such Confidential Information by Order or applicable Law, provided that, to the extent allowed under applicable Law, any Party compelled to disclose Confidential Information shall promptly notify the Disclosing Party prior to disclosing any such Confidential Information pursuant to any Order or applicable Law and assist the Disclosing Party (at the Disclosing Party’s sole expense) in obtaining confidential treatment for the Confidential Information so disclosed.

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Section 8.2 Public Announcements. No Party shall, and each Party shall cause its respective Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to the economic or other material terms of the Transactions without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned, or delayed). Notwithstanding anything to the contrary in this Agreement, the Company shall not, prior to the effectiveness of the Registration Statement, directly or indirectly (a) offer to sell or solicit offers to buy any securities in violation of the Securities Act of 1933, as amended (the “Securities Act”), or (b) engage in any activity that would be reasonably likely to constitute a “gun-jumping” violation under Section 5 of the Securities Act, including, but not limited to, any communications that could be considered or deemed to be an offer of securities prior to the filing or effectiveness of the Registration Statement, except in compliance with any applicable safe harbors under the Securities Act and subject to the prior written consent of Contributors.

Section 8.3 D&O Indemnification.

(a) The Company agrees that all rights to indemnification, advancement of expenses, and exculpation by CCCI in favor of each Person who is now or has ever been an officer, director, or manager of CCCI as provided in the Governing Documents of CCCI, in each case, as in effect as of the Closing Date, or pursuant to any other agreements in effect as of the Closing Date, will survive the Closing Date and continue in full force and effect in accordance with their respective terms. To the extent any Contributor becomes an executive officer or director of the Company in connection with the Transactions, the Company shall enter into an indemnification agreement with such Contributor on customary terms and such Contributor shall be subject to the Company’s D&O Insurance.

(b) The obligations of the Company and CCCI under this Section 8.3 may not be terminated or modified in any manner that adversely affects any director, officer, or manager who is the beneficiary of this Section 8.3 without the consent of such director, officer, or manager (it being expressly agreed that such directors, officers, and managers are third-party beneficiaries of this Section 8.3).

Section 8.4 Tax Matters.

(a) The Contributors’ Representative shall prepare, or cause to be prepared, the Tax Returns of CCCI for taxable periods that end on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with CCCI’s past practice, unless otherwise required by applicable Laws. The Contributors shall provide copies of each such Tax Return to the Company for its review and consent no later than thirty (30) days prior to the applicable due date. In the event that the Company disagrees with any portion of such Tax Return, the Contributors’ Representative and the Company shall negotiate in good faith to resolve any disputes, with any outstanding disputes being resolved by an independent accounting firm reasonably acceptable to both parties, the cost of which shall be borne equally by both parties.

(b) The Parties will, and will cause their respective Affiliates to, provide each other with such assistance as may reasonably be requested in connection with the preparation and filing of any Tax Return of CCCI or otherwise relating to the Transactions (including signing any Tax Return), any audit or other examination by any Governmental Authority, or any Actions relating to Liabilities for Taxes of CCCI. Such assistance will include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and will include providing copies of relevant Tax Returns and supporting material. The Parties and their respective Affiliates will retain for the full period of any statute of limitations, and upon reasonable request will provide the other Parties with, any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(c) All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or gains or similar Taxes incurred as a result of the Transactions shall be paid by the Company, and the Company shall file all required change of ownership and similar statements.

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(d) Notwithstanding anything to the contrary in the Governing Documents of CCCI, the Contributors shall cause to made, and CCCI, shall make, a “push-out” election pursuant to Section 6226 of the Code with respect to any audit or other tax examination of CCCI for any taxable period that ends on or prior to the Closing Date. The Parties shall execute all necessary forms and take all required actions to effectuate the push-out election pursuant to Section 6226 of the Code with respect to any audit or other tax examination of CCCI for any taxable period (or portion thereof) ending on or before the Closing Date. Any tax adjustment resulting from such election shall be allocated to the Contributors and shall not be the responsibility of the Company or CCCI. The Contributors shall indemnify the Company for any costs or liabilities arising from the failure to effectuate such election.

Section 8.5 Record Retention. During the seven-year period immediately following the Closing Date, the Company will, and will cause CCCI to, (a) retain all data, documents, ledgers, databases, books, records, business plans, records of sales, customer and supplier lists, files, Contracts, and Governing Documents of CCCI relating to pre-Closing periods, and (b) upon reasonable notice, provide Contributors’ Representative with reasonable access to the same (including the right to make copies at its expense) during normal business hours in a manner that does not unreasonably interfere with the normal business operations of CCCI.

Section 8.6 Further Assurances. Following the Closing, the Parties shall reasonably cooperate with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (a) to furnish upon request to the other Parties such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as the other Parties reasonably request, for the purpose of carrying out the terms of this Agreement and the Transactions.

Section 8.7 Transaction Expenses True-Up. In the event that the final Transaction Expenses exceed the amount of Transaction Expenses paid by the Company pursuant to Section 3.2, the Contributors’ Representative shall notify the Company of such excess, and the Company shall pay, or cause to be paid, the amount of such excess (including reasonable supporting documentation) within ten (10) days of receiving such notice from the Contributors’ Representative; provided, however, that the Company shall not be obligated to pay or reimburse Transaction Expenses of CCCI or Contributors in excess of the Transaction Expense Maximum Reimbursement Amount, in the aggregate.

Section 8.8 Employee Matters.

(a) For a period of six (6) months following the Closing Date (or such shorter period of employment, as the case may be), CCCI shall have the right to provide, or shall cause each of the employees of CCCI who remains employed as of the Closing Date (each, a “Continuing Employee”) to be provided, with compensation (including base compensation and cash incentive opportunities) and employee benefits that are no less no less favorable than, or are substantially comparable in the aggregate, than such compensation and employee benefits provided to each Continuing Employee immediately prior to the Closing, provided, that nothing in this Section 8.8 shall require CCCI to maintain the employment of any particular employee beyond the Closing Date, as indicated in Section 8.8(b).

(b) Nothing in this Section 8.8, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any current or former employee, individual independent contractor or single-member entity independent contractor, director, or officer, any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; (ii) shall establish, or constitute an amendment, termination, or modification of, or an undertaking to amend, establish, terminate, or modify, any benefit plan, program, agreement, or arrangement; (iii) shall alter or limit the ability of the Company or any of its Affiliates (including, following the Closing, CCCI) to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iv) shall create any obligation on the part of the Company or any of its Affiliates (including, following the Closing, CCCI) to continue the employ of any Continuing Employee for any period following the Closing.

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Article IX
Indemnification

Section 9.1 Indemnification by the Company. the Company shall indemnify and hold harmless Contributors and each of their respective Affiliates, Representatives, successors, and assigns (the “Contributor Indemnified Parties”) from, against, and with respect to, and will compensate and reimburse the Contributor Indemnified Parties for, any Damages of any kind or character, regardless of whether or not such Damages relate to any direct or third party claim, arising out of or resulting from: (a) any breach of or inaccuracy in any of the representations or warranties of the Company under this Agreement; (b) any failure by the Company to perform or observe, or to have performed or observed, in full any covenant, agreement, or condition to be performed or observed by the Company under this Agreement or any other Transaction Document; and (c) any Liability arising from any material misstatements, inaccuracies, or other information contained in the Registration Statement, any Prospectus, or otherwise arising from the Direct Listing, including under Section 11, Section 12(a)(1), or Section 10(b) of the Exchange Act.

Section 9.2 Indemnification by Contributors.

(a) Contributors shall, in the manner provided below, indemnify and hold harmless the Company and each of its Affiliates, officers, directors, managers, employees, agents, representatives, successors, and assigns (the “Company Indemnified Parties”) from, against, and with respect to, and will compensate and reimburse the Company Indemnified Parties for, any Damages of any kind or character, regardless of whether or not such Damages relate to any direct or third party claim, arising out of or resulting from: (i) severally and not jointly with respect to any breach of or inaccuracy in any of the representations or warranties of such Contributor under this Agreement, (ii) jointly and not severally with respect to any breach of or inaccuracy in any of the representations or warranties of CCCI this Agreement, (iii) severally and not jointly with respect to any failure by such Contributor to perform or observe, or to have performed or observed, in full any covenant, agreement, or condition to be performed or observed by such Contributor under this Agreement or any other Transaction Document, or (iv) severally and not jointly with respect to any Indemnified Taxes. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Contributors shall not be liable for any information contained in the Registration Statement or in any Prospectus, or in any subsequent registration statement or prospectus or prospectus supplement contained therein or relating thereto, except for information furnished in writing by Contributors, or by an authorized representative of Contributors on behalf of Contributors, to the Company expressly for inclusion therein.

(b) The indemnification obligations of the Contributors shall be subject to the following limitations:

(i) Cap on Indemnification. The aggregate amount to be paid by the Contributors for Damages under Section 9.2(a)(ii) and Section 9.2(a)(iv) shall not exceed the Indemnity Holdback Amount and the Company’s sole and exclusive remedy with respect to such Damages shall be the retention of the Indemnity Holdback Amount (the “Cap”) and each Contributor’s indemnification obligation hereunder with respect to such Damages shall be limited to such Contributor’s Pro Rata Portion; provided, however, that (A) for any Damages arising out of Section 9.2(a)(iv) (solely with respect to CCCI’s Indemnified Taxes (i.e. clause (b) within the definition of Indemnified Taxes) (“CCCI Indemnified Taxes”)), the Cap shall be equal to 25% of the Final Adjusted Purchase Price, and (B) for any Damages arising under Section 9.2(a)(i), Section 9.2(a)(iii) or Section 9.2(a)(iv) (solely with respect to a Contributor’s Indemnified Taxes (i.e. clause (a) within the definition of Indemnified Taxes) (“Contributor Indemnified Taxes”)) or out of Fraud or willful misconduct by a Contributor, the Cap shall not exceed the portion of the Final Adjusted Purchase Price actually received by such Contributor.

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(ii) Thresholds. The Contributors shall not be liable in respect of Damages under Section 9.2(a)(ii) or Section 9.2(a)(iv) (solely with respect to CCCI Indemnified Taxes) unless and until (A) the amount of each such Damages exceeds $25,000 or (B) the aggregate amount of all such Damages exceeds $1,655,000, in which case the Contributors shall be liable for the entire amount of the Damages.

(iii) Recourse. Subject to the limitations set forth above, the Company Indemnified Parties may recover Damages either (A) from the Indemnity Holdback Amount or (B) after the Indemnity Holdback Amount is exhausted or fully reserved for disputed claims, for any Damages other than Damages arising from Section 9.2(a)(ii) or Section 9.2(a)(iv) (solely with respect to CCCI Indemnified Taxes), directly from the Contributors.

(iv) Pro Rata Satisfaction. Except for Damages under Section 9.2(a)(i), Section 9.2(a)(iii) and Section 9.2(a)(iv) (solely with respect to a Contributor Indemnified Taxes) or resulting from Fraud or intentional misconduct by a Contributor, Damages payable from the Indemnity Holdback Amount or otherwise from the Final Adjusted Purchase Price will be satisfied on the basis of each Contributor’s Pro Rata Portion. All other Damages arising under Section 9.2(a), not otherwise satisfied by the applicable Contributor’s Pro Rata Portion of the Final Adjusted Purchase Price, shall be recoverable directly against the applicable Contributor.

(v) Other Limitations. The Contributors shall not be liable to make payments in respect of any Damages for which a reduction for such Damages has already been accounted for as a deduction to the Final Adjusted Purchase Price. Damages will be calculated net of any insurance proceeds or any indemnity payment actually received, net of costs of enforcement, deductibles and retro-premium adjustments, by the indemnified party in connection with such Damages or any of the circumstances giving rise thereto.

Section 9.3 Distribution of Indemnity Holdback Amount. Subject to the following requirements and the Adjusted Purchase Price being finally determined in accordance with Section 2.4, on the Indemnity Holdback Expiration Date, all Acquisition Shares then remaining of the Indemnity Holdback Amount shall be distributed as set forth in Section 2.3 less any amount that is reasonably necessary, as reflected in a notice delivered by the Company to the Contributors’ Representative in good faith prior to the Indemnity Holdback Expiration Date, to satisfy any unsatisfied claims for Damages concerning facts and circumstances existing prior to the Indemnity Holdback Expiration Date.

Section 9.4 Survival.

(a) Each representation and warranty of the Company, and each covenant, obligation, and agreement of that requires performance by the Company prior to the Closing, contained in this Agreement or in any certificate delivered hereunder will, in each case, survive for a period of twelve (12) months following the Closing Date. Each covenant, obligation, and agreement of the Company or CCCI requiring performance from and after the Closing (including the indemnification obligations of the Company pursuant to Section 9.1(c)) will, in each case, expressly survive the Closing (i) in accordance with its terms or (ii) if no term is specified, until performed or until the expiration of the applicable statute of limitations (it being understood that the Company will also be liable for any breach of a covenant, obligations, or agreement requiring performance by CCCI after the Closing).

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(b) Each representation and warranty of Contributors, and each covenant, obligation, and agreement that requires performance by Contributors or CCCI prior to the Closing, contained in this Agreement or in any certificate delivered hereunder will, in each case, survive for a period of 12 months following the Closing Date. Each covenant, obligation, and agreement of Contributor requiring performance from and after the Closing will, in each case, expressly survive the Closing (i) in accordance with its terms or (ii) if no term is specified, until performed or until the expiration of the applicable statute of limitations.

Section 9.5 Indemnification Procedures. Promptly after becoming aware of a claim for which indemnity may be sought pursuant to this Article IX, the Party seeking indemnification (the “Indemnified Party”) will notify the Party from whom indemnification is sought (the “Indemnifying Party”) of such claim. Such notice shall include a reasonably detailed description of the facts and circumstances giving rise to the indemnification claim and shall identify the specific provision(s) of this Agreement under which such indemnification is being sought. The Indemnified Party’s failure or delay in providing the notice will not relieve the Indemnifying Party of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced as a result thereof. Unless the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense or the settlement of such claim (such notice to be given as promptly as reasonably possible in view of the necessity to arrange such defense and in no event later than fifteen (15) days following the notice to the Indemnifying Party), the Indemnified Party will have the exclusive right to defend, settle, or pay such claim. The Indemnified Party will not be liable to the Indemnifying Party for any legal or other expense incurred by the Indemnifying Party in connection with any such defense or settlement undertaken by the Indemnifying Party. If the Indemnifying Party assumes the defense, the Indemnifying Party will not agree to any settlement, compromise, or discharge of a third-party claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld). If the Indemnifying Party has assumed the defense or settlement of such claim, the Indemnified Party will have the right to employ its own counsel, at its own expense. Notwithstanding the foregoing, the Indemnified Party will have the right to direct the defense of any such claim at the expense of the Indemnifying Party (but subject to the limitations in this Article IX), and the Indemnifying Party will not be able to assume the defense of any such claim, if (a) the Indemnified Party concludes in good faith that there are specific defenses available to it that are different from or additional to those available to the Indemnifying Party, (b) the underlying claim is reasonably expected to have a material adverse effect on the Indemnified Party, (c) the Indemnifying Party has failed or is failing to prosecute or defend such claim, (d) the claim relates to Taxes or any criminal or regulatory action or the claim seeks damages other than monetary damages, or (e) the Indemnifying Party has failed to unconditionally acknowledge in writing its obligation to indemnify the Indemnified Party with respect to such claim under this Agreement. The defending Party in any event will (i) defend such claim with reasonable diligence, (ii) cooperate with the other Parties in the investigation and analysis of such claim or proceeding, (iii) afford the other Parties reasonable access to such relevant information as it may have in its possession, and (iv) keep the other Parties reasonably informed regarding such claim and any related proceedings.

Section 9.6 Indemnification Payments. No later than five Business Days after (a) agreement by the applicable Indemnifying Party or (b) any final adjudicated determination that any amounts are owed by any Indemnifying Party to any Indemnified Party under this Article IX, the Indemnifying Party shall pay all such amounts to the Indemnified Party in cash by wire transfer of immediately available funds to the account or accounts designated by the Indemnified Party; provided, however, that any such amounts payable to a the Company Indemnified Party by any Contributor Indemnifying Party with respect to claims made under Section 9.2 shall be satisfied (i) with respect to claims arising under Section 9.2(a)(ii) or Section 9.2(a)(iv), solely from the Indemnity Holdback Amount, (ii) with respect to claims arising under Section 9.2(a)(i) or Section 9.2(a)(iii), first from the Indemnity Holdback Amount, and thereafter through a surrender of additional Acquisition Shares or in cash, at the Company Indemnified Party’s election, or (iii) with respect to Fraud or willful misconduct by a Contributor, from such Contributor’s surrender of additional Acquisition Shares or in cash, at the Company Indemnified Party’s election. To the extent any Damages are satisfied from the Indemnity Holdback Amount or through the surrender of Acquisition Shares, the number of Acquisition Shares to be surrendered shall be determined based on the amount of Damages subject to indemnification, divided by the thirty-day trailing volume-weighted closing price of the Common Stock measured from the date of the Indemnified Party’s delivery of notice to the Indemnifying Party regarding the matter subject to indemnification.

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Section 9.7 Exclusive Remedy. Other than in the event of Fraud or actions for specific performance, the Parties acknowledge and agree that the remedies provided for in this Article IX are their sole and exclusive remedies with respect to any claims based upon, arising out of, with respect to, or by reason of the matters covered by this Agreement.

Article X
Termination

Section 10.1 Termination Events. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the written consent of the Company and the Contributors’ Representative;

(b) by the Company upon written notice to CCCI and Contributors’ Representative if there has been a material breach by Contributors or CCCI of any covenant, representation, or warranty contained in this Agreement such that the conditions to the Closing contained in Section 3.5(a)(i) or Section 3.5(a)(ii) cannot be satisfied, except that (i) if such material breach is capable of being cured by the Drop Dead Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 10.1(b) prior to the delivery by the Company to the Contributors’ Representative of written notice thereof, delivered at least twenty (20) days prior to such termination (or such shorter period of time as remains prior to the Drop Dead Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 10.1(b) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such material breach has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 10.1(b) will not be available to the Company if it is then in breach of any provision of this Agreement which breach would give rise to the failure of the conditions set forth in Section 3.5(b);

(c) by the Contributors’ Representative (so long as neither Contributors nor CCCI is then in material breach of any provision of this Agreement) upon written notice to the Company if the Company has breached, violated or failed to perform or there is any inaccuracy of or untruth in any of its respective representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions to the Closing contained in Section 3.5(b)(i) or Section 3.5(b)(ii) cannot be satisfied and such breach has not been cured on or prior to the Drop Dead Date;

(d) by either the Company, on one hand, or the Contributors’ Representative, on the other hand, if any of the conditions to the Closing set forth in Section 3.5 have not been satisfied by March 31, 2026 (the “Drop Dead Date”), it being understood that the right to terminate this Agreement pursuant to this Section 10.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to the Drop Dead Date; or

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(e) by either the Company or CCCI, at any time prior to the Closing Date if, in the written opinion of counsel to the Party seeking termination pursuant to this Section 10.1(e), (i) any Order or other legal or regulatory restraint or prohibition imposed by a Governmental Authority of competent jurisdiction prevents the consummation of the Transactions is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Transactions and has become final and non-appealable; or (ii) an Antitrust Law or Order will have been enacted, entered, enforced, or deemed applicable to the Transactions that prohibits, makes illegal or enjoins the consummation of the Transactions, and such Law or Order has become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.1(e) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the issuance of such Law or Order.

Section 10.2 Effect of Termination.

(a) The Party terminating this Agreement pursuant to Section 10.1 (other than pursuant to Section 10.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 10.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Any proper and valid termination of this Agreement pursuant to Section 10.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of any proper and valid termination of this Agreement pursuant to Section 10.1, (i) this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that this Section 10.2 and Article XI will each survive the termination of this Agreement in accordance with their respective terms and (ii) nothing in this Agreement will relieve any Party from any liability for Fraud or any willful breach prior to or in connection with the termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay all of its own fees, costs, and expenses (including attorneys’ and advisors’ fees, costs, and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the Transactions. For the avoidance of doubt, nothing in this Section 11.1 shall relieve the Company of its obligations to pay or reimburse the Contributors or CCCI for the Transaction Expenses, including pursuant to Section 3.2.

Section 11.2 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Company.

Section 11.3 Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements between the Parties with respect to such subject matter.

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Section 11.4 Notices. Any notice or other communication required or permitted under this Agreement will be deemed made (a) upon receipt by the receiving Party if delivered in writing and served by personal delivery; (b) upon receipt by the receiving Party if delivered by email at the address set forth below provided the notifying Party receives confirmation of receipt by the receiving Party (e.g., a “read receipt”); or (c) three Business Days after postage or deposit, as applicable, if delivered by certified mail, registered mail, or courier service, return receipt requested, to the Persons and addresses indicated below:

If to the Company (or to CCCI after the Closing), to:

AIAI Holdings Corporation

17304 Preston Rd, Suite 520

Dallas, Texas 75252

Attention: Todd Furniss, Chief Executive Officer

Email: tf@aiaiholdings.com

with a copy (which will not constitute notice) to:

Egan Nelson LLP

2911 Turtle Creek Blvd. Suite 1100

Dallas, Texas 75219

Attention: Ken Betts

Email: ken.betts@egannelson.com

If to the Contributors’ Representative (or to CCCI prior to the Closing) to:

3102 Bee Cave Rd., Ste. 200

Austin, TX 78746

Attn: C. Craig Carlton

Email: craig.@ccarlton.com

with a copy (which will not constitute notice) to:

Dechert LLP

Attention: Thaddeus Chase, Jr.

Email: thaddeus.chase@dechert.com

and

McDermott Will & Schulte LLP

2801 North Harwood Street, Suite 2600

Dallas, Texas 75201

Attention: David Guedry

Email: Dguedry@mwe.com

Each Party may change its address and contact information for notices under this Agreement by providing the other Parties with notice of such change pursuant to this Section 11.4.

Section 11.5 Waiver. Waiver of any provision of this Agreement by any Party will only be effective if such waiver is affirmatively and expressly provided in writing and will not be construed as a waiver of any subsequent breach or failure of the same provision or a waiver of any other provision of this Agreement.

Section 11.6 Binding Effect; Assignment. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties, and any purported assignment will be null and void and of no effect. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns.

Section 11.7 No Third-Party Beneficiary. Except as set forth in Section 8.3, nothing in this Agreement confers any rights, remedies, or claims upon any Person not a Party to this Agreement.

Section 11.8 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by the internal Laws of the State of Delaware, without giving effect to its conflict of law principles.

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Section 11.9 Consent to Jurisdiction and Service of Process. Any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the Transactions may only be brought in the United States District Court for the Northern District of Texas sitting in Dallas, Texas (or, if such court does not have subject matter jurisdiction, the state courts for the State of Texas sitting in Dallas, Texas), and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party in accordance with the notice provisions in Section 11.4 will be effective service of process on such Party.

Section 11.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.10.

Section 11.11 Counterparts. The Parties may execute this Agreement in one or more counterparts, each of such counterparts will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the United States Federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Agreement by the Parties. Signatures of the Parties transmitted by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the United States Federal ESIGN Act of 2000, e.g., www.docusign.com) will be deemed original signatures for all purposes.

Section 11.12 Preamble and Recitals. The preamble and recitals to this Agreement are hereby expressly incorporated into this Agreement as if fully set forth in this Section 11.12.

Section 11.13 Severability. Any provision of this Agreement that is or becomes invalid, illegal, or unenforceable in any respect will not affect the validity, legality, or enforceability of any other provision of this Agreement.

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Section 11.14 Rules of Construction.

(a) Except as otherwise explicitly specified in this Agreement to the contrary, (i) references to an Article, Section, Annex, or Exhibit mean an Article or Section of, or Annex or Exhibit to, this Agreement, unless another agreement is specified; (ii) the word “including” will be construed as “including, without limitation”; (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; (iv) words in the singular or plural form include the plural and singular form, respectively; (v) pronouns will be deemed to refer to the masculine, feminine, or neuter, as the identity of the Person or Persons requires; (vi) the words “asset” and “property” will be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, and real and personal property; (vii) references to a particular Person include such Person’s successors and permitted assigns; (viii) references to a particular statute, rule, or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules, or regulations, in each case as amended or otherwise modified from time to time; (ix) references to a particular agreement, document, instrument, or certificate mean such agreement, document, instrument, or certificate as amended, supplemented, or otherwise modified from time to time if permitted by the provisions thereof; (x) references to “Dollars” or “$” are references to United States Dollars; (xi) references to “written” or “in writing” include electronic form; (xii) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) will be interpreted as a reference to a calendar day or number of calendar days; (xiii) the words “shall” and “will” have the same meaning; and (xiv) the phrase “made available to the Company” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the “Project Atlas MWE” data room hosted by Box.com or delivered to the Company or its accountants, attorneys or other agents at least two (2) days prior to the execution of this Agreement.

(b) The headings of Articles, Sections, Annexes, Exhibits, and Schedules of this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement. The Annex and Exhibits hereto, along with the Schedules to the Disclosure Letters, are incorporated into this Agreement as if fully set forth herein.

(c) Each disclosure on any one Schedule to the Disclosure Letters will be deemed to be disclosed on any other Schedule to the Disclosure Letters to the extent that it is reasonably apparent that the information disclosed in such Schedule to the Disclosure Letters is applicable to another Schedule to the Disclosure Letters, notwithstanding the absence of a cross reference contained therein. The information included in the Disclosure Letters is disclosed solely for the purposes of this Agreement, and no information included in the Disclosure Letters will be deemed an admission by CCCI or Contributors to any Person of any matter, including with respect to any violation of Law or breach of any agreement. Disclosure of any information, agreement, or other item in the Disclosure Letters will not imply that such information, agreement, or other item is or is not material or that the inclusion or exclusion of any such item creates a standard of materiality. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Letters or exhibits is not intended to imply that the amounts, or higher or lower amounts, are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Letters, or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement or the Disclosure Letters is within or outside of the Ordinary Course of Business for purposes of this Agreement. In addition, matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letters. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Nothing in the Disclosure Letters is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

(d) If any period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period will be automatically extended to the Business Day immediately following such day. When calculating the period of time before which, within which, or following which any act will be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.

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(e) The Parties acknowledge and agree that, for administrative purposes with respect to wire transfers, amounts owing between the Parties at the Closing under this Agreement or any other Transaction Document may be offset against one another.

(f) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.15 Specific Performance. Each Party acknowledges that the Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, but subject to Section 7.7(b), each of the Parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at Law or in equity, as a remedy for any such breach or threatened breach. Each Party further agrees that no Party or any other Person will be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.15, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 11.16 Contributors’ Representative.

(a) Each of the Contributors hereby irrevocably appoints C. Craig Carlton as such Contributor’s representative (the “Contributors’ Representative”) with respect to all matters arising hereunder or in connection herewith. The Contributors’ Representative hereby accepts such appointment and agrees to serve in the capacity contemplated by this Section 11.16. The Contributors’ Representative may resign at any time, and the Contributors’ Representative may be removed by the vote of a majority of Contributors (the “Majority Holders”). In the event that the Contributors’ Representative has resigned or been removed, a new Contributors’ Representative shall be appointed by a promptly-held vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Contributors’ Representative. Any successor Contributors’ Representative must agree to be bound by the terms and conditions of this Agreement applicable to the Contributors’ Representative and will thereupon become the Contributors’ Representative for purposes of this Agreement and all applicable ancillary agreements.

(b) The Contributors’ Representative shall act as, and is hereby appointed by each of the Contributors as, true and lawful attorney-in-fact, agent and representative of each Contributor and shall be authorized to act on behalf of Contributors and to take any and all actions required or permitted to be taken by the Contributors’ Representative under this Agreement and any ancillary documents. In all matters relating to this Section 11.16, the Contributors’ Representative shall be the only party entitled to assert the rights of Contributors hereunder. This power of attorney is granted and conferred in consideration of and for the purpose of completing the transactions contemplated hereby and fulfilling the other purposes hereof. The authority conferred upon the Contributors’ Representative shall be irrevocable and coupled with an interest, and shall not be terminated by any act of any Contributor or by operation of law, whether by the death, incapacity, illness, dissolution or other inability to act of any of Contributors or by the occurrence of any event or events (including the termination of any trust or estate or the dissolution of any partnership or other entity), and if after the execution hereof any Contributor shall die or become incapacitated, or if any other event shall occur before the completion of the transactions contemplated hereby, the Contributors’ Representative is nevertheless authorized and directed to complete all such transactions as if such death, incapacity or other event or events had not occurred and regardless of notice thereof. Notwithstanding any provision of this Agreement to the contrary, any obligation of the Company herein to consult with, notify, advise or otherwise communicate with Contributors shall be deemed an obligation to consult with, notify, advise or otherwise communicate solely with the Contributors’ Representative, and the Company shall be entitled to rely on the on any act or communication of the Contributors’ Representative as the act or communication of Contributors.

(i) Each Contributor irrevocably grants the Contributors’ Representative, by virtue of such Contributor’s execution of this Agreement, exclusive and full power and authority in the name and on behalf of such Contributor:

(A) to execute and deliver, on behalf of such Contributor, and to accept delivery of, on behalf of such holder, such releases, instruments and other documents as the Contributors’ Representative determines, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement;

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(B) to acknowledge receipt of any consideration to be received by such Contributor pursuant to this Agreement (other than the Adjusted Purchase Price to be paid at Closing) as payment in full thereof and to designate the manner of payment of such consideration;

(C) (1) dispute or refrain from disputing, on behalf of such Contributor, any claim made by the Company under this Agreement and comply with orders and decrees with respect to, any dispute or loss; (2) negotiate and compromise, on behalf of such Contributor, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement or the ancillary agreements; and (3) agree to and execute, on behalf of such Contributor, any settlement agreement, release or other document with respect to such dispute or remedy;

(D) to give and receive notices and communications, or to give or agree to, on behalf of such holder, any and all consents, waivers, amendments or modifications, as the Contributors’ Representative determines, in its sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(E) to engage attorneys, accountants and agents, and to incur such Representative Expenses as the Contributors’ Representative, in its sole discretion, determines are appropriate in the exercise of its powers and authority conferred hereunder, all of which Representative Expenses shall be for the account of Contributors;

(F) to amend this Agreement, or any of the instruments to be delivered to the Company by such holder pursuant to this Agreement;

(G) to have exclusive power and authority to disburse or direct payments of any consideration payable under this Agreement for the benefit of such Contributor; to have exclusive power and authority to institute legal action or otherwise act on behalf of such Contributor with respect to any claims against the Company and to control and direct any such claims;

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(H) to give such instructions and to take such action or refrain from taking such action, on behalf of such holder, as the Contributors’ Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement;

(I) to determine, in its sole discretion, the time or times when, purpose for, and manner in which any of the above powers conferred upon the Contributors’ Representative shall be exercised, and the conditions, provisions, covenants of any instrument or document that may be executed by the Contributors’ Representative; and

(J) to fund the actions and obligations of the Contributors’ Representative as authorized hereunder.

(ii) Each of the Contributors hereby agrees, by virtue of the execution of this Agreement, that:

(A) in all matters in which action by any such Contributor or the Contributors’ Representative is required or permitted under this Agreement, the Contributors’ Representative is exclusively authorized to act on behalf of such Contributor, notwithstanding any dispute or disagreement among any such Contributors, or between any such Contributor and the Contributors’ Representative;

(B) any decision, act, consent or instruction of the Contributors’ Representative shall constitute a decision of all of such Contributors and shall be final, binding and conclusive upon each such Contributor;

(C) the power and authority of the Contributors’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of such holders under this Agreement shall have terminated, expired or been fully performed; and

(D) the Contributors’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any such Contributor. All actions, decisions and instructions of the Contributors’ Representative shall be conclusive and binding upon such Contributor, and no Contributor shall have any cause of action against the Contributors’ Representative, and the Contributors’ Representative shall not be liable to any Contributor, for any action taken or not taken, decision made or instruction given by the Contributors’ Representative under this Agreement. The Contributors’ Representative shall not be liable to any Contributor for any apportionment or distribution of payments made by it in good faith. Neither the Contributors’ Representative nor any Representative employed by it shall incur any liability to any such holder by virtue of a failure or refusal of the Contributors’ Representative to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder. Further, the Contributors’ Representative shall be indemnified and held harmless by each Contributor from all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be directly or indirectly imposed on, incurred by or asserted against the Contributors’ Representative in connection with the exercise of its powers or authority hereunder, provided that, the Contributors’ foregoing indemnification obligation shall be on a several basis and allocated to each Contributor on a pro rata basis. In no event shall any Contributor be obligated to indemnify or hold the Contributors’ Representative harmless in the case of fraud by the Contributors’ Representative.

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(iii) All expenses of the Contributors’ Representative incurred in its role as such (the “Representative Expenses”) shall be promptly reimbursed by Contributors on a pro rata basis.

(c) The Contributors’ Representative shall have such powers and authority as are set forth in this Agreement; provided, however, that the Contributors’ Representative shall have no obligation to act on behalf of Contributors except as expressly provided herein. Without limiting the generality of the foregoing, the Contributors’ Representative shall have full power, authority and discretion to estimate and determine the amounts of Representative Expenses and to pay such Representative Expenses. As between Contributors and the Contributors’ Representative, the Contributors’ Representative shall not be required to take any action on behalf of Contributors or otherwise in its capacity as Contributors’ Representative under this Agreement that would involve incurring Representative Expenses (and shall have no liability for not taking such action) unless the Contributors’ Representative is holding funds delivered to it under this Section 11.16 or has been provided with other funds, security or indemnities which, in the sole determination of the Contributors’ Representative, are sufficient to protect the Contributors’ Representative against the costs, expenses and liabilities which may be incurred by the Contributors’ Representative in taking such action. The Contributors’ Representative shall be entitled to reimbursement from funds paid to it under this Section 11.16 or otherwise received by it in its capacity as the Contributors’ Representative pursuant to or in connection with this Agreement, for all Representative Expenses, including all expenses, disbursements and advances of or to its counsel, experts and other agents and consultants incurred by the Contributors’ Representative in the exercise of its powers and authority under this Agreement or otherwise in its capacity as Contributors’ Representative. In the event that the Contributors’ Representative determines, in its sole and absolute discretion, that the funds paid to the Contributors’ Representative pursuant to this Section 11.16 or otherwise received by it in its capacity as the Contributors’ Representative pursuant to or in connection with this Agreement exceed the actual and then-estimated amount of future Representative Expenses, then Contributors’ Representative shall transfer such excess amount to Contributors on a pro rata basis.

Section 11.17 Post-Closing Representation; Non-Assertion of Attorney-Client Privilege.

(a) In any dispute, proceeding or action arising under or in connection with this Agreement, the Contributors’ Representative and the Contributors shall have the right, at their election, to retain the firms of Dechert LLP and McDermott Will & Schulte LLP to represent them in such matter (“Post-Closing Representation”), and the Company, for itself and CCCI and for the Company’s and CCCI’s respective successors and assigns, hereby irrevocably waives any conflict of interest arising from, and consents to, any such Post-Closing Representation.

(b) the Company, for itself and CCCI and for the Company’s and CCCI’s respective successors and assigns, irrevocably acknowledges and agrees that all communications between CCCI, the Contributors’ Representative, or the Contributors (the “Selling Parties”) and counsel, including Dechert LLP and McDermott Will & Schulte LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, had the Closing not occurred, would have been deemed to be privileged communications of the Selling Parties and their counsel (the “Protected Communications”), shall continue after the Closing to be privileged communications between the Selling Parties and such counsel and neither the Company, CCCI, nor any Person acting or purporting to act on behalf of or through the Company or CCCI shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to CCCI and not the Selling Parties; provided, however, that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving this Agreement, any other Transaction Document or any other agreements or transactions contemplated hereby or thereby, or to communications with any Person other than the Selling Parties. Notwithstanding the foregoing, in the event that a dispute arises between the Company or its Affiliates (including CCCI), on the one hand, and a third party other than any of the Selling Parties, on the other hand, the Company and its Affiliates (including CCCI) may assert the attorney-client privilege with respect to Protected Communications to prevent disclosure thereof to such third party; provided, however, that neither the Company nor any of its Affiliates (including CCCI) may waive such privilege without the prior written consent of the Contributors’ Representative, which consent shall not be unreasonably withheld.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

COMPANY:

AIAI HOLDINGS CORPORATION

By:	/s/ Todd Furniss
Name:	Todd Furniss
Title:	Chief Executive Officer

Signature Page to Contribution Agreement

CCCI:

C.C. CARLTON INDUSTRIES, LTD

By:	/s/ C. Craig Carlton
Name:	C. Craig Carlton
Title:	Limited Partner

CONTRIBUTORS’ REPRESENTATIVE:

/s/ C. Craig Carlton
C. Craig Carlton

CONTRIBUTORS:

[Signatures on File]

Signature Page to Contribution Agreement

Annex I

Certain Defined Terms

“Action” means any action, claim, demand, arbitration, investigation, hearing, complaint, litigation, suit, or other proceeding of any nature, including civil, criminal, administrative, or regulatory, whether at law or in equity.

“Additional Acquisition Documentation” means the definitive transaction documents governing the Additional Acquisitions, each substantially in the form made available to the Contributors.

“Adjusted Purchase Price” means an amount equal to (a) the Base Purchase Price plus (b) the Estimated Cash; minus (c) the Estimated CCCI Indebtedness.

“Adjustment Holdback Amount” means a number of Acquisition Shares equal to (a) $1,655,000 divided by (b) the Initial Offering Price.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, the terms “control,” “controls,” and “controlled” mean the power to direct or cause the direction of the management or policies of such specified Person, directly or indirectly, whether through ownership of voting securities, by contract, or otherwise. For avoidance of doubt, all of the Persons acquired (or to be acquired) by the Company or any of its Affiliates pursuant to the Additional Acquisitions will be deemed an Affiliate of the Company for all purposes hereunder.

“Antitrust Laws” means all applicable Laws that are designed or intended to prohibit, restrict, or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger or acquisition, or effectuating foreign investment, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, and the Federal Trade Commission Act of 1914.

“Base Purchase Price” means Three Hundred Thirty-One Million dollars ($331,000,000).

“Benefit Plan” means any pension, employment, consulting, retirement, equity or equity-based compensation, incentive, profit-sharing, bonus, severance, change in control, retention, deferred compensation, vacation, health, welfare, accident, disability or other compensation or benefit plan, agreement, policy or arrangement (whether or not written), including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA).

“Business” means the business of civil construction services for public and private infrastructure projects.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which commercial banks in the State of Texas are authorized or required by Law to close.

“Cap” shall have the meaning given such term in Section 9.2(b)(i).

“Cash” means, as of the Effective Time, (a) the amount of all unrestricted cash and cash equivalents on hand at CCCI (including cash resulting from the clearance of checks deposited, wire transfers and ACH payments in any of CCCI’s accounts, in each case, as of the Effective Time), plus (b) the amount of all marketable securities held by CCCI; provided that Cash shall be calculated net of (A) issued but uncleared checks, wire transfers and drafts and other negative balances, and (B) any cash and cash equivalents that are not freely usable by CCCI because they are subject to restrictions on use or distribution, including any amounts (I) held in escrow or trust (including those posted or deposited with or in favor of any Governmental Authority) to support any of CCCI’s financial responsibility or bonding requirements, (II) in respect of securing rent deposits or serving as collateral, customer deposits, equipment deposits, refund claims or credits or (III) posted to support letters of credit or performance bonds.

Annex I-1

“CCCI Consultant” means an individual or single-member entity independent contractor, consultant, non-employee sales representative, or other freelancer who provides services to CCCI or with respect to the Business.

“CCCI Disclosure Letter” means that certain letter from CCCI to the Company dated as of the date of this Agreement setting forth, among other items, those matters required, necessary, or appropriate to be disclosed by CCCI either in response to an express disclosure requirement of CCCI contained in this Agreement or as an exception to one or more representations, warranties, covenants, obligations, or agreements of CCCI in this Agreement.

“CCCI Indebtedness” means any Indebtedness of CCCI and any of its Affiliates as of the Effective Time, which, for the avoidance of doubt, shall not include the personal Indebtedness of C. Craig Carlton.

“CCCI Indemnified Taxes” shall have the meaning given such term in Section 9.2(b)(i).

“CCCI Material Adverse Effect” means any result, occurrence, fact, change, event, or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events, or effects, has or would reasonably be expected to have a material adverse effect on the business, results of operations, properties, or assets of CCCI, provided that any result, occurrence, fact, change, event, or effect will not be taken into account in determining whether a CCCI Material Adverse Effect has occurred to the extent resulting from (a) changes in conditions in the United States or global economy or capital or financial markets generally, (b) changes in GAAP (or the interpretation thereof) or applicable Laws (or the interpretation thereof), (c) acts of war, armed hostilities, sabotage, terrorism, social unrest (including protests, riots, or looting), or pandemics or epidemics (including the COVID-19 pandemic), or the response of any Governmental Authority thereto, (d) changes in general to the industry (including regulatory changes) in which CCCI operates, or (e) the execution and delivery of this Agreement, the taking of any action by any Party required by the terms of this Agreement, or the announcement of the Transactions.

“CCCI Plan” means any Benefit Plan (a) under which any current or former CCCI Service Provider has any present or future right to benefits and that is maintained, sponsored, or contributed to by CCCI or (b) with respect to which CCCI has any Liability.

“CCCI Service Provider” means any employee, officer, director, CCCI Consultant, or other individual service provider of CCCI.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock of the Company, par value $0.001 per share.

Annex I-2

“Company Disclosure Letter” means that certain letter from the Company to the Contributors and CCCI dated as of the date of this Agreement setting forth, among other items, those matters required, necessary, or appropriate to be disclosed by the Company either in response to an express disclosure requirement of the Company contained in this Agreement or as an exception to one or more representations, warranties, covenants, obligations, or agreements of the Company in this Agreement.

“Company Material Adverse Effect” means any result, occurrence, fact, change, event, or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events, or effects, has or would reasonably be expected to have a material adverse effect on either (a) the business, results of operations, properties, or assets of the Company or (b) the ability of the Company to consummate the Transactions (including the Direct Listing) on or before the Drop Dead Date, provided that, solely with respect to clause (a) above, any result, occurrence, fact, change, event, or effect will not be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent resulting from (i) changes in conditions in the United States or global economy or capital or financial markets generally, (ii) changes in GAAP (or the interpretation thereof) or applicable Laws (or the interpretation thereof), (iii) acts of war, armed hostilities, sabotage, terrorism, social unrest (including protests, riots, or looting), or pandemics or epidemics (including the COVID-19 pandemic), or the response of any Governmental Authority thereto, (iv) changes in general to the industry (including regulatory changes) in which the Company operates, or (v) the execution and delivery of this Agreement, the taking of any action by any Party required by the terms of this Agreement, or the announcement of the Transactions.

“Company Valuation Report” shall have the meaning given such term in Section 7.2(f).

“Confidential Information” means any information concerning CCCI or the Business that is proprietary in nature and non-public or confidential, in whole or in part, provided that, Confidential Information does not include any information that (a) is or becomes publicly available other than through a violation of this Agreement by the Contributors, (b) is received on a non-confidential basis from a source other than the Parties or their respective Affiliates or Representatives who, to the Knowledge of the Contributors’ Representative, is not prohibited from disclosing such information by any legal or contractual obligation, (c) was already known by the Contributors at the time of receipt from the disclosing Person, or (d) is developed by or on behalf of the Contributors without the use of or reference to Confidential Information.

“Contract” means any contract, agreement, lease, undertaking, commitment, or other binding arrangement (whether written or oral) between the parties thereto.

“Contributor Disclosure Letter” means that certain letter from the Contributors to the Company and dated as of the date of this Agreement setting forth, among other items, those matters required, necessary, or appropriate to be disclosed by the Contributors in response to an express disclosure requirement of the Contributors contained in this Agreement or as an exception to one or more representations, warranties, covenants, obligations, or agreements of the Contributors in this Agreement.

“Contributor Indemnified Taxes” shall have the meaning given such term in Section 9.2(b)(i).

“Damages” means any and all losses, Liabilities, damages, fees, punitive damages (but only to the extent such punitive damages are actually awarded), and costs and expenses, including reasonable attorney’s and accountant’s fees and costs and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any litigation, claim, action, suit, proceeding, or demand of any kind or character, provided that “Damages” shall not include any special, consequential, incidental or indirect damages.

Annex I-3

“Direct Listing” means, together, the registration of the Common Stock under Section 12 of the Exchange Act and the listing of the Common Stock for trading on Nasdaq.

“Disclosure Letters” means the c Disclosure Letter, the Company Disclosure Letter, and the Contributor Disclosure Letter.

“Effective Time” means 12:01 A.M. Central Time on the Closing Date.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (b) general principles of equity.

“Environmental Law” means any Law, Order, or Contract with any Governmental Authority relating to (a) the environment, (b) the protection of human health and safety, or (c) the regulation or remediation of or exposure to Hazardous Substances.

“Environmental License” means any License relating to or required by any Environmental Law in connection with the Business.

“Equity Interests” means any (a) shares, interests, or other equivalents (however designated) of capital stock of a corporation; (b) membership, partnership, or other equity ownership interests in a Person other than a corporation; and (c) warrants, options, convertible securities (e.g., convertible debt), calls, or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with CCCI or the Company, as applicable, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Estimated Adjusted Purchase Price” shall have the meaning given such term in Section 2.2.

“Estimated Cash” shall have the meaning given such term in Section 2.2.

“Estimated CCCI Indebtedness” shall have the meaning given such term in Section 2.2.

“Estimated Closing Statement” shall have the meaning given such term in Section 2.2.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fraud” means (a) with respect to Contributors or CCCI, the actual fraud of Contributors or CCCI caused by Contributor or CCCI making a representation or warranty in Article IV or Article V, as applicable, with the actual (not constructive or imputed) knowledge of Contributors that such representation was false or misleading at the time made, with the intention of deceiving or misleading the Company and inducing the Company to enter into this Agreement; and (b) with respect to the Company either (i) the actual fraud of the Company caused by the Company making a representation or warranty in Article VI with the actual (not constructive or imputed) knowledge of the Company (or any of its Representatives) that such representation was false or misleading at the time made, with the intention of deceiving or misleading Contributors and CCCI and inducing Contributors and CCCI to enter into this Agreement, or (ii) any act, omission, misstatement, event, occurrence, circumstance, or other event that could lead to Liability pursuant to the Exchange Act (including, without limitation, Section 11, Section 12(a)(1), or Section 10(b) thereof).

Annex I-4

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means, with respect to any entity or trust, such entity’s constituent or organizational documents, such as its articles of organization, certificate of formation, articles of incorporation, or declaration of trust and any other documents or agreements adopted by the entity to govern the formation or the internal affairs of the entity or trust, such as its operating agreement, bylaws, trust agreement, shareholders or members agreement, or voting agreement, as such documents have been amended, restated, or supplemented from time to time, if applicable.

“Governmental Authority” means (a) any government, governmental authority, agency, commission, department, or other similar body, court, tribunal, arbitrator, or arbitral body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Hazardous Substance” means (a) any pollutant, contaminant, waste, or chemical; (b) any toxic or otherwise hazardous substance; or (c) any substance, waste, or material having any constituent elements displaying any of the foregoing characteristics.

“Holdback Amounts” means the Indemnity Holdback Amount and the Adjustment Holdback Amount.

“Indebtedness” means (a) any indebtedness or other obligation for borrowed money (or any guaranties thereof); (b) any indebtedness evidenced by a note, bond, debenture, or other security or similar instrument; (c) any Liability with respect to interest rate or currency swaps, collars, caps, and similar hedging obligations; (d) any Liability for the deferred purchase price of property or other assets (including any “earn out” or similar payments); (e) any Liability under any letter of credit or any bank overdrafts or similar charges; and (f) any accrued interest, pre-payment penalties, breakage costs, redemption fees, costs, expenses, premiums, and other amounts owing pursuant to instruments evidencing Indebtedness (assuming that such Indebtedness is repaid on the Closing Date); provided, however, that “Indebtedness” shall not include obligations under any equipment leases.

“Indemnified Taxes” means (a) Taxes (or the non-payment thereof) of any Contributor, or (b) Taxes (or the non-payment thereof) of CCCI or otherwise in relation to the conduct of the Business of CCCI for any Tax year (or other Tax period) ending on or before the Closing Date.

“Indemnity Holdback Amount” means a number of Acquisition Shares equal to (a) $16,550,000 divided by (b) the Initial Offering Price.

“Indemnity Holdback Expiration Date” shall have the meaning given such term in Section 2.3.

“Initial Offering Price” shall have the meaning given such term in Section 2.1.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions, and other patent rights; (b) trademarks, service marks, trade dress, trade names, and all related goodwill and similar rights; (c) copyrights, mask works, and designs; (d) trade secrets, know-how, inventions, confidential business information, and other proprietary information and rights; (e) computer software programs, including all related source code, object code, specifications, designs, and documentation; and (f) domain names, Internet addresses, and other computer identifiers.

Annex I-5

“IRS” means the United States Internal Revenue Service.

“Knowledge of CCCI” means the actual knowledge of C. Craig Carlton after due inquiry of their direct reports responsible for the applicable subject matter; provided, however, that such inquiry shall not require a patent freedom to operate search.

“Knowledge of the Company” means the actual knowledge of John Rochon, Sr. and John Rochon, Jr. after due inquiry of their direct reports responsible for the applicable subject matter; provided, however, that such inquiry shall not require a patent freedom to operate search.

“Knowledge of the Contributors” means the actual knowledge of C. Craig Carlton after due inquiry of their direct reports responsible for the applicable subject matter; provided, however, that such inquiry shall not require a patent freedom to operate search.

“Law” means any applicable domestic or foreign law, statute, ordinance, code, regulation, rule, directive, guideline, standard, policy, Order, or other requirement of a Governmental Authority, whether or not having the force of law.

“Liability” means any liability, loss, damage, cost, or expense (including reasonable attorneys’ fees), in each case, whether direct or indirect and accrued or contingent.

“License” means any license, permit, certificate, approval, consent, registration, or similar authorization of any Governmental Authority.

“Lien” means any lien, mortgage, deed, pledge, charge, security interest, right of first refusal, right of first offer, preemptive rights, easement, restriction, covenant, condition, title default, encroachment, survey defect, option, or other encumbrance.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA, any “multiple employer plan” as defined in Section 413(c) of the Code, or “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

“Nasdaq” means the Nasdaq Global Market of the National Association of Securities Dealers Automated Quotations Systems.

“Order” means any order, decision, judgment, writ, injunction, decree, award, or other determination of any Governmental Authority.

“Ordinary Course” means the ordinary course of business of CCCI consistent with past practice.

“Permitted Lien” means (a) Liens for Taxes not yet due and payable; (b) imperfections of title and other similar Liens that do not and would not reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use or occupancy of such asset or property in connection with the operations of CCCI; (c) Liens arising by operation of Law in the Ordinary Course, such as mechanics’ Liens, materialmens’ Liens, carriers’ Liens, warehousemens’ Liens, and similar Liens, that are not delinquent or are being disputed in good faith; (d) pledges or deposits under workers’ compensation (or similar) Laws, unemployment insurance, or other types of insurance or compensation plans; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts, and similar obligations; (f) with respect to any lease, title of the lessor and any other Liens arising pursuant to the terms of the applicable lease or arising under zoning, land use, or other applicable Laws that do not and would not reasonably be likely to materially impair the continued use or occupancy of such property by CCCI; and (g) with respect to the Acquired Interest, transfer restrictions arising under the Governing Documents of CCCI or pursuant to applicable federal or state securities Laws.

Annex I-6

“Person” means any individual, corporation, company, partnership, association, limited liability company, business enterprise, trust, or other legal entity.

“Pro Rata Portion” means, with respect to each Contributor, the percentage set forth on Annex III.

“Prospectus” means any prospectus or prospectus supplement contained in or relating to the Registration Statement.

“Registration Statement” means the Registration Statement on Form S-1 submitted to, filed with, and/or declared effective by the by the SEC in connection with the Direct Listing, any post-effective amendments to such Registration Statement, as well as any other registration statement filed solely for the purpose of registering any additional Acquisition Shares pursuant to Section 7.5.

“Representative” means, with respect to any Person, any director, manager, officer, employee, independent contractor, consultant, legal counsel, accountant, financial advisor, or other agent or representative of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Tax” means any tax imposed, assessed, or collected by or under the authority of any Governmental Authority (including any penalty, interest or addition thereto).

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, or other documentation required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto and amendment thereof.

“Transaction Documents” means this Agreement, the Contributor Closing Deliverables, and the Company Closing Deliverables.

“Transaction Expense Maximum Reimbursement Amount” means $2,500,000

“Transaction Expenses” means any fees, costs, and expenses incurred or subject to reimbursement by CCCI, in each case, in connection with the Transactions, including (i) the fees, costs, and expenses of brokers, counsel, accountants, or other advisors or service providers of CCCI or Contributors, and (ii) the fees associated with making any filings under the HSR Act.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws.

Annex I-7

Annex II

Additional Acquisitions

Target Company	Additional Acquisition Documentation
Constellation Network, Inc.	Merger Agreement
gTC MediGuide LP	Merger Agreement
AI Research Corporation (AIR)	Contribution Agreement
Vanguard Healthcare Solutions, LLC	Contribution Agreement
Bond Street Limited, LLC	Contribution Agreement

Annex II